Exhibit 10.14

AMENDMENT NUMBER SEVEN TO FIRST LIEN

LOAN AND SECURITY AGREEMENT

This AMENDMENT NUMBER SEVEN TO FIRST LIEN LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of February 22, 2021, and is entered into by and among MALLARD INTERMEDIATE, INC., a Delaware corporation (“Mallard Intermediate”), SELWAY WINE COMPANY, a Delaware corporation (upon the Seventh Amendment Effective Date, the “Intermediate Holdco”), MALLARD BUYER CORP., a Delaware corporation (“Borrower Agent”), each other Subsidiary of Intermediate Holdco from time to time party to the Loan Agreement referenced below (together with the Borrower Agent, each a “Borrower” and, collectively, “Borrowers”), the Lenders (as defined below) party hereto, and BANK OF THE WEST (“Bank of the West”), as administrative agent for the Lenders (in such capacity, “Agent”).

RECITALS

WHEREAS, Mallard Intermediate, Borrowers, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”), and the Agent are parties to that certain First Lien Loan and Security Agreement, dated as of October 14, 2016 (as amended from time to time, the “Loan Agreement”);

WHEREAS, the Borrowers have requested that Selway Wine Company, a newly formed wholly owned subsidiary of Mallard Intermediate shall become “Intermediate Holdco” under the Loan Agreement and Mallard Intermediate shall be released from all its obligations under the Loan Agreement and any other Loan Document;

WHEREAS, from and after the Seventh Amendment Effective Date, Selway Wine Company will assume all the obligations Mallard Intermediate under the Loan Documents;

WHEREAS, the Borrowers have requested that Agent and the Required Lenders agree to certain amendments to the Loan Agreement as specified here; and

WHEREAS, the Agent and Required Lenders have agreed to Borrowers request, subject to the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. DEFINITIONS. All terms which are defined in the Loan Agreement shall have the same definition when used herein unless a different definition is ascribed to such term under this Amendment, in which case, the definition contained herein shall govern.

2. AMENDMENTS. Upon the Seventh Amendment Effective Date (as defined below), the Loan Agreement (including the specific schedules and exhibits attached thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit A hereto.

3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF AMENDMENT. This Amendment shall become effective only upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Seventh Amendment Effective Date”):

3.1 Agent shall have received counterparts to this Amendment, duly executed by the Agent, the Borrowers, Guarantors, the Required Lenders, as applicable.

3.2 A fee letter in connection with this Amendment, in form and substance acceptable to Agent, shall have been duly executed and delivered to Agent.

3.3 Agent shall have received a legal opinion from counsel to Selway Wine Company, in form and substance reasonably satisfactory to Agent.

3.4 The Agent shall have received such other documents as the Agent or the Required Lenders (through the Agent) may reasonably request.

3.5 The Agent shall have received the Termination and Release of First Lien Continuing Guaranty and First Lien Guarantor Security Agreement, dated as of the date hereof, (the “Termination and Release Agreement”).

4. REPRESENTATIONS AND WARRANTIES. Intermediate Holdco and each of the Borrowers hereby affirm to Agent and the Lenders:

4.1 All of Borrowers’ representations and warranties set forth in the Loan Agreement are true and correct in all material respects (or all respects if already qualified by materiality) as of the date hereof (except for any representations and warranties that expressly relate to an earlier date).

4.2 No Default or Event of Default exists or would arise after giving effect to this Amendment.

5. LIMITED EFFECT; REAFFIRMATION. Except for the specific amendments contained in this Amendment, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect. Each Loan Party hereby ratifies the Loan Agreement and each of the Loan Documents to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations. Concurrently upon the execution of the Termination and Release Agreement, (i) Mallard Intermediate shall be released from all its obligations under the First Lien Continuing Guaranty (as amended, restated, supplemented or modified from time to time, the “Guaranty”) and any other Loan Document and Selway Wine Company shall assume the obligations of Mallard Intermediate under the Guaranty, and (ii) Selway Wine Company agrees that the Guaranty is and shall remain in full force and effect with respect to the Obligations under the Loan Agreement and the other Loan Documents, as amended and supplemented by this Amendment, and (iii) Selway Wine Company shall replace Mallard Intermediate as “Intermediate Holdco” under the Loan Agreement, and shall bind itself in such capacity as “Intermediate Holdco” to the Loan Agreement, and, in such capacity, shall assume and bind itself to all debts, liabilities and obligations of Mallard Intermediate thereunder which are in existence immediately prior to the execution of this Amendment.

6. GOVERNING LAW. This Amendment shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to Federal laws relating to national banks).

7. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date set forth above.

MALLARD INTERMEDIATE, INC.

By:	/s/ Alex Ryan
Name:	Alex Ryan
Title:	President and Chief Executive Officer

SELWAY WINE COMPANY

By:	/s/ Alex Ryan
Name:	Alex Ryan
Title:	President and Chief Executive Officer

BORROWERS:

MALLARD BUYER CORP.
HERITAGE WINE, LLC
CANVASBACK WINE, LLC
WATERFOWL WINE, LLC
HERITAGE VINEYARD, LLC
DUCKHORN WINE COMPANY
KB WINES CORPORATION
DOMAINE, M.B., LLC
CHENOWETH GRAHAM LLC

By:	/s/ Alex Ryan
Name:	Alex Ryan
Title:	President and Chief Executive Officer

Amendment Number Seventh to First Lien Loan and Security Agreement

[Lender signature pages intentionally omitted]

Amendment Number Seventh to First Lien Loan and Security Agreement

Exhibit A to

Amendment Number Seven to First Lien Loan and Security Agreement

[See attached.]

5

Conformed Through ~~Sixth~~Seventh Amendment

Execution Version

EXHIBIT A

FIRST LIEN LOAN AND SECURITY AGREEMENT

Dated as of October 14, 2016

$640,000,000

MALLARD INTERMEDIATE, INC.,

as Intermediate Holdco prior to the Seventh Amendment Effective Date

SELWAY WINE COMPANY,

as Intermediate Holdco on and after the Seventh Amendment Effective Date

and

MALLARD BUYER CORP.,

HERITAGE WINE, LLC,

CERTAIN OTHER PERSONS FROM TIME TO TIME PARTY HERETO,

as Borrowers

BANK OF THE WEST,

as Administrative Agent and Collateral Agent,

BANK OF THE WEST,

ING CAPITAL LLC,

AMERICAN AGCREDIT, PCA,

as Joint Lead Arrangers,

BANK OF THE WEST,

ING CAPITAL LLC,

AMERICAN AGCREDIT, PCA,

as Joint Book Runners,

ING CAPITAL LLC,

as Syndication Agent,

AGSTAR FINANCIAL SERVICES, PCA/FLCA,

CITY NATIONAL BANK,

MUFG UNION BANK, N.A.,

as Co-Documentation Agents,

and

THE LENDERS THAT ARE PARTIES HERETO,

as Lenders

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TABLE OF CONTENTS

Page
SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	2
1.1	Definitions	2
1.2	Accounting Terms	~~41~~45
1.3	Uniform Commercial Code	~~42~~45
1.4	Certain Matters of Construction	~~42~~45
1.5	Certain Calculations	~~42~~46
1.6	Time References	~~42~~46
1.7	Divisions	46
1.8	Deliveries	46
SECTION 2.	CREDIT FACILITIES	~~43~~46
2.1	Revolver Commitment	~~43~~46
2.2	Term Loan Commitment	~~46~~49
2.3	Capital Expenditure Loan Commitment	~~46~~50
2.4	Letter of Credit Facility	~~48~~51
SECTION 3.	INTEREST, FEES AND CHARGES	~~51~~54
3.1	Interest	~~51~~54
3.2	Fees	~~54~~57
3.3	Computation of Interest, Fees, Yield Protection	~~54~~58
3.4	Reimbursement Obligations	~~54~~58
3.5	Illegality	~~55~~59
3.6	Inability to Determine Rates	~~55~~59
3.7	Increased Costs; Capital Adequacy	~~56~~60
3.8	Mitigation	~~57~~61
3.9	Funding Losses	~~57~~61
3.10	Maximum Interest	~~57~~61
3.11	Replacement Lender	~~58~~62
SECTION 4.	LOAN ADMINISTRATION	~~58~~62
4.1	Manner of Borrowing and Funding Revolver Loans and Capital Expenditure Loans	~~58~~62
4.2	Defaulting Lender	~~60~~65
4.3	Number and Amount of LIBOR Loans; Determination of Rate	~~61~~65
4.4	Borrower Agent	~~61~~66
4.5	One Obligation	~~62~~66
4.6	Effect of Termination	~~62~~66
SECTION 5.	PAYMENTS	~~62~~66
5.1	General Payment Provisions	~~62~~66
5.2	Repayment of Revolver Loans	~~63~~67
5.3	Repayment of Term Loans and Capital Expenditure Loans	~~63~~67
5.4	Mandatory Prepayments	~~64~~68
5.5	Payment of Other Obligations	~~66~~70
5.6	Marshaling; Payments Set Aside	~~66~~70

i

5.7	Application and Allocation of Payments	~~66~~70
5.8	[Reserved]	~~70~~74
5.9	Account Stated	~~70~~74
5.10	Taxes	~~70~~74
5.11	Lender Tax Information	~~71~~75
5.12	Nature and Extent of Each Borrower’s Liability	~~73~~77
SECTION 6.	CONDITIONS PRECEDENT	~~75~~79
6.1	Conditions Precedent to Initial Loans on Closing Date	~~75~~79
6.2	Conditions Precedent to Term Loan Two and Inclusion of the KB Target Inventory and Accounts in Borrowing Base	~~78~~82
6.3	Conditions Precedent to All Credit Extensions	~~81~~85
6.4	Conditions Subsequent	~~82~~86
SECTION 7.	COLLATERAL	~~83~~87
7.1	Grant of Security Interest	~~83~~87
7.2	Lien on Deposit Accounts; Cash Collateral	~~85~~89
7.3	Real Estate Collateral	~~85~~90
7.4	Other Collateral	~~86~~90
7.5	No Assumption of Liability	~~86~~91
7.6	Further Assurances	~~86~~91
7.7	Foreign Subsidiary Stock	~~87~~91
SECTION 8.	COLLATERAL ADMINISTRATION	~~87~~91
8.1	Borrowing Base Certificates	~~87~~91
8.2	Administration of Accounts	~~87~~91
8.3	Administration of Inventory	~~88~~92
8.4	Administration of Equipment	~~88~~93
8.5	Administration of Deposit Accounts	~~89~~93
8.6	General Provisions	~~89~~93
8.7	Power of Attorney	~~91~~95
SECTION 9.	REPRESENTATIONS AND WARRANTIES	~~91~~96
9.1	General Representations and Warranties	~~91~~96
9.2	Complete Disclosure	~~101~~106
9.3	Amendment of Schedules	~~101~~106
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	~~102~~106
10.1	Affirmative Covenants	~~102~~106
10.2	Negative Covenants	~~107~~112
10.3	Financial Covenants	~~115~~120
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	~~116~~121
11.1	Events of Default	~~116~~121
11.2	Remedies upon Default	~~118~~123
11.3	License	~~119~~124
11.4	Setoff	~~119~~124
11.5	Remedies Cumulative; No Waiver	~~119~~125
SECTION 12.	AGENT	~~120~~125
12.1	Appointment, Authority and Duties of Agent	~~120~~125
12.2	Agreements Regarding Collateral and Borrower Materials	~~121~~126
12.3	Reliance By Agent	~~122~~127

12.4	Action Upon Default	~~122~~127
12.5	Ratable Sharing	~~122~~128
12.6	Indemnification	~~122~~128
12.7	Limitation on Responsibilities of Agent	~~123~~128
12.8	Successor Agent and Co-Agents	~~123~~129
12.9	Due Diligence and Non-Reliance	~~124~~130
12.10	Remittance of Payments and Collections	~~124~~130
12.11	Individual Capacities	~~125~~131
12.12	Joint Lead Arrangers, Joint Book Runners, Syndication Agent, Documentation Agent, and Co-Documentation Agents	~~125~~131
12.13	Bank Product Providers	~~125~~131
12.14	No Third Party Beneficiaries	~~126~~131
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	~~126~~131
13.1	Successors and Assigns	~~126~~131
13.2	Participations	~~126~~132
13.3	Assignments	~~127~~133
13.4	Replacement of Certain Lenders	~~128~~134
SECTION 14.	MISCELLANEOUS	~~128~~134
14.1	Consents, Amendments and Waivers	~~128~~134
14.2	Indemnity	~~130~~135
14.3	Notices and Communications	~~130~~136
14.4	Performance of Borrowers’ Obligations	~~132~~138
14.5	Credit Inquiries	~~132~~138
14.6	Severability	~~132~~138
14.7	Cumulative Effect; Conflict of Terms	~~132~~138
14.8	Counterparts	~~132~~138
14.9	Entire Agreement	~~132~~138
14.10	Relationship with Lenders	~~132~~138
14.11	No Advisory or Fiduciary Responsibility	~~133~~139
14.12	Confidentiality	~~133~~139
14.13	GOVERNING LAW	~~134~~140
14.14	Consent to Forum	~~134~~140
14.15	Waivers by Borrowers	~~134~~140
14.16	Patriot Act Notice	~~135~~141
14.17	Acknowledgement and Consent to Bail-In of EEA Affected Financial Institutions	141

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assignment Notice
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Borrowing

Exhibit F	Form of Notice of Conversion/Continuation
Exhibit G	Form of Notice of Elected Harvest Period
Exhibit H	Form of Secured Bank Products Provider Agreement
Exhibit 2.1.2	Form of First Lien Revolver Note
Exhibit 2.2.2	Form of First Lien Term Note
Exhibit 2.3.4	Form of First Lien Capital Expenditure Note
Exhibit 6.1(j)	Form of Solvency Certificate

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Owned Real Estate
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.16	Existing Affiliate Transactions
Schedule 14.3.1	Notice Addresses

FIRST LIEN LOAN AND SECURITY AGREEMENT

THIS FIRST LIEN LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of October 14, 2016, among MALLARD INTERMEDIATE, INC., a Delaware corporation ~~(“Intermediate Holdco”),~~, MALLARD BUYER CORP., a Delaware corporation (“Borrower Agent”), each other Subsidiary of Intermediate Holdco party to this Agreement from time to time, including the Project Vine Targets identified below (together with the Borrower Agent, each a “Borrower” and, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF THE WEST (“Bank of the West”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Bank of the West, ING CAPITAL LLC (“ING Capital”) and AMERICAN AGCREDIT, PCA (“American AgCredit”), as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”), Bank of the West, ING Capital and American AgCredit, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), ING Capital, as syndication agent (in such capacity, together with its successors and assigns in such capacity, “Syndication Agent”), and AGSTAR FINANCIAL SERVICES, PCA/FLCA, CITY NATIONAL BANK and MUFG UNION BANK, N.A., as co-documentation agents (in such capacity, together with their respective successors and assigns in such capacity, “Co-Documentation Agents”).

RECITALS:

WHEREAS, Borrower Agent previously assumed the rights and obligations of Mallard Holdco, LLC, a Delaware limited liability company (“Ultimate Holdco”), under that certain Membership Unit Purchase Agreement, dated as of August 25, 2016 (the “Project Vine Purchase Agreement”; and such purchase transaction under the Project Vine Purchase Agreement, the “Project Vine Acquisition”) among Ultimate Holdco, Heritage Wine Holdings, LLC, a Delaware limited liability company (“Project Vine Seller”), Heritage Wine, LLC, a Delaware limited liability company (“Heritage Target”), and Vineyard Acquisition Sub LLC, a Delaware limited liability company (“Vineyard Target”; and together with Heritage Target, the “Project Vine Targets”), pursuant to which Borrower Agent purchased from Project Vine Seller 100% of the issued and outstanding limited liability company interests of each of the Project Vine Targets;

WHEREAS, Duckhorn Wine Company, a California corporation (“DWC”), KB Wines Corporation, a Delaware corporation (“KB Target”; and together with the Project Vine Targets, the “Targets”), and KB Wines Holdings, LLC, a Delaware limited liability company (“KB Seller”; and together with the Project Vine Seller, the “Sellers”) have entered into that certain Purchase and Sale Agreement, dated as of July 9, 2018 (the “KB Purchase Agreement”; and such purchase transaction under the KB Purchase Agreement, the “KB Acquisition”) pursuant to which DWC will purchase from the KB Seller 100% of the issued and outstanding capital stock of KB Target;

WHEREAS, on the Third Amendment Effective Date, the Intermediate Holdco, the Borrower Agent, each other Subsidiary of Intermediate Holdco, along with certain institutional investors, and Bank of the West will enter into a Second Lien Loan and Security Agreement in an aggregate amount of $50,000,000.

WHEREAS, the Borrowers desire to obtain additional financing, among other reasons, to finance the KB Acquisition;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

2021 Distribution: means the distribution made to the shareholders or members of the Borrower Agent (or any direct or indirect parent of the Borrower Agent) in an aggregate amount not to exceed $100,000,000 on or within five (5) Business Days from the Seventh Amendment Effective Date.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5%.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person or (d) acquisition of a vineyard or a wine production facility.

Adjusted Base Rate: for any day, a rate per annum equal to the greatest of (a) the Bank of the West Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, or (c) the one-month LIBOR Index (adjusted for reserves) on such date (or, if such date is not a Business Day, the immediately preceding Business Day) plus 1%; provided that at no time shall the Adjusted Base Rate, when used to calculate interest rates, be less than 0.00% per annum. Any change in the Adjusted Base Rate due to a change in the Prime Rate, or the Federal Funds Rate, or the one-month LIBOR rate shall be effective from and including the effective date of such change in the Prime Rate or, the Federal Funds Rate or the LIBOR rate, respectively.

Adjusted Base Rate Loan: any Loan that bears interest based on the Adjusted Base Rate.

Adjusted Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Adjusted Base Rate.

Affected Financial Institution: (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys (excluding Excluded Affiliates).

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: as defined in the preamble to this Agreement.

Allocable Amount: as defined in Section 5.12.3.

American AgCredit: as defined in the preamble to this Agreement.

Anti-Corruption Laws: means all laws, rules, and regulations of any jurisdiction applicable to the Obligors or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Terrorism Law: any Applicable Law relating to terrorism or money laundering, including the Patriot Act and the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

Applicable Law: all laws, rules and regulations and government guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the per annum margin set forth below, as determined by the Average Availability for the most recent month then ended:

Level	Average Availability	Revolver Loans		Letter of Credit Fee for Revolver Loans	Term Loan One		Term Loan Two		Capital Expenditure Loans
		LIBOR	Adjusted Base Rate		LIBOR	Adjusted Base Rate	LIBOR	Adjusted Base Rate	LIBOR	Adjusted Base Rate
I	< 33%	1.75%	0.75%	1.75%	1.90%	0.90%	1.625%	0.625%	1.90%	0.90%
II	> 33% and < 66%	1.50%	0.50%	1.50%	1.90%	0.90%	1.625%	0.625%	1.90%	0.90%
III	> 66%	1.25%	0.25%	1.25%	1.90%	0.90%	1.625%	0.625%	1.90%	0.90%

Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following the Agent’s receipt of the monthly Borrowing Base Certificate required to be delivered hereunder. If Agent is unable to calculate Average Availability for a particular month (or partial period) due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from the first day of such month until the first day of the calendar month immediately following the actual receipt by the Agent of the applicable Borrowing Base Certificate.

Appraised First Lien Revolver Loans: means Revolver Loans made as a result of an increase in Availability based on the inclusion of Accounts and Inventory of KB Target and its Subsidiaries in the Borrowing Base following the KB Target Joinder (measured by taking the difference between Availability prior to giving effect to Required Appraisal of Inventory of KB Target and its Subsidiaries to the extent such Inventory is included in the Borrowing Base and Availability immediately thereafter).

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

Availability: the Borrowing Base minus the sum of (a) the principal balance of all Revolver Loans and (b) the aggregate outstanding LC Obligations under the Revolver Commitments.

Availability Reserve: as of any date of determination, the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Grower Reserve; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time upon two (2) Business Days’ prior notice to Borrowers (including telephonic or electronic notice) to the extent such additional reserves bear a reasonable relationship to the issue giving rise to the implementation thereof.

Average Availability: means, the amount calculated as of the last Business Day of each month, equal to (a) Availability for each day during such month (expressed as a percentage of the aggregate amount of the Revolver Commitment), divided by (b) the number of days in such month.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Affected Financial Institution.

Bail-In Legislation: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank of the West: as defined in the preamble to this Agreement, together with its successors and assigns.

Bank of the West Indemnitees: Bank of the West and its officers, directors, employees, Affiliates, agents and attorneys (excluding Excluded Affiliates).

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Board of Governors: the Board of Governors of the Federal Reserve System.

Bootlegger: Bootlegger’s Hill, LLC, a California limited liability company.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations due and owing with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower or Borrowers: as defined in the preamble to this Agreement.

Borrower Agent: as defined in the preamble to this Agreement.

Borrower Materials: Borrowing Base information, reports, financial statements and other written materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a Loan or group of Loans that are made on the same day or are converted into a Loan or Loans on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the Availability Reserve then in effect; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount minus the Availability Reserve then in effect.

Borrowing Base Certificate: a certificate, substantially in the form of Exhibit C, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Calera Real Estate: the Real Estate commonly known as 11300 Cienega Road, Hollister, California with Assessor’s Parcel Numbers 023-090-045 and 023-090-046, and the Real Estate in San Benito County, California commonly referred to as the Calera Winery Vineyard with Assessor’s Parcel Numbers 026-020-005, 026-040-003, 026-040-004 and 026-040-005.

Capital Expenditure Commitment Termination Date: the earliest to occur of (a) October 14, 2020; (b) the date on which Borrowers terminate the Capital Expenditure Loan Commitment pursuant to Section 2.3.5; or (c) the date on which the Capital Expenditure Loan Commitment is terminated pursuant to Section 11.2.

Capital Expenditure Loan: a capital expenditure loan made pursuant to Section 2.3.

Capital Expenditure Loan Commitment: for any Lender, the obligation of such Lender to make Capital Expenditure Loans hereunder, in an aggregate principal amount up to the amount shown on Schedule 1.1. “Capital Expenditure Loan Commitments” means the aggregate amount of such commitments of all Lenders.

Capital Expenditure Loan Maturity Date: August 1, 2023.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year (excluding normal replacements and maintenance which are properly charged to current operations), other than Permitted Acquisitions, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Borrower or Subsidiary for such period, in each case prepared in accordance with GAAP.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the Obligors’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date to the extent provided in Section 1.2.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its reasonable discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations, but excluding indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), Agent’s good faith, reasonable estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued by, or unconditionally guaranteed by, the United States government or any agency or instrumentality thereof and backed by the full faith and credit of the United States government, in each case maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of the West, any Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of the West, any Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of the West, any Lender or any of their respective Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC: means a Person that is a “controlled foreign corporation” under Section 957 of the Code.

CFC Holding Company: means a Subsidiary (including a disregarded entity for U.S. federal income tax purposes) (i) substantially all of the assets of which consist of equity and, if applicable, intercompany debt of one or more direct or indirect Subsidiaries that are CFCs or other CFC Holding Companies and (ii) that conducts no material business other than holding such equity and, if applicable, intercompany debt.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: ~~(a) Equity Sponsor ceases to own and control, beneficially and of record, at least 51% of the Equity Interests of Ultimate Holdco, (b) Ultimate Holdco ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of Intermediate Holdco~~

(1) at any time prior to the consummation of a Qualified IPO, (a) the Permitted Holders shall cease to beneficially own (within the meaning of Rule 13(d)-3 and Rule 13d-5 of the Exchange Act), directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower Agent; or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower Agent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that there shall be no Change of Control if the Permitted Holders have, at such time, the right, directly or indirectly, or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of the Borrower Agent; or

~~, (c) Intermediate Holdco ceases to own and control, beneficially and of record~~(2) at any time after the consummation of a Qualified IPO, (a) any “person” (other than a Permitted

Holder) or “persons” (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act)(excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, ~~all~~of Equity Interests of ~~each Borrower, (d) a change in the majority of directors of any Obligor during any 24 month period, unless approved by the majority of directors serving at the beginning of such period or previously approved by such directors, or (e) the sale or transfer of all or substantially all of any Borrower’s assets, other than sales or transfers to another Borrower or Permitted Asset Dispositions.~~the Borrower Agent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower Agent and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower Agent beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower Agent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that there shall be no Change of Control if the Permitted Holders have, at such time, the right, directly or indirectly, or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of the Borrower Agent; or

(3) Intermediate Holdco ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of each Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys’ fees (excluding the allocated fees of in-house counsel) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable out-of-pocket costs and out-of-pocket expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: October 14, 2016, which is the date on which each of the conditions precedent set forth on Section 6.1 either have been satisfied or have been waived.

Code: the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided, however, that such Property shall not include the Excluded Assets.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment, Term Loan One Commitment, Term Loan Two Commitment and Capital Expenditure Loan Commitment. “Commitments” means the aggregate amount of all Revolver Commitments, Term Loan Commitments and Capital Expenditure Loan Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company Material Adverse Effect: means, for purposes of representations and warranties made or to be made on or as of the Closing Date, “Material Adverse Effect” as defined in the Project Vine Purchase Agreement.

Compliance Certificate: a certificate, substantially in the form of Exhibit D, by which Borrowers certify compliance with Sections 10.2.3 and 10.3, and calculate the applicable Level for the Applicable Margin.

Consolidated Net Income: means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other similar obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Investment Affiliate: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments, directly or indirectly, in Intermediate Holdco or other portfolio companies of such Person.

Curative Equity: means the net amount of proceeds received by the Borrowers from issuances of Equity Interests (or capital contributions in respect thereof) or Subordinated Debt (which Subordinated Debt shall not permit cash payments of interest or principal until Full Payment of the Obligations) in immediately available funds and which are designated “Curative Equity” by such Borrower under Section 10.3.3 at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Debt, trade payables, or otherwise) shall not constitute Curative Equity.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) Borrowed Money; (b) all obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the Ordinary Course of Business and employee benefit obligations in the Ordinary Course of Business that are not past due by more than sixty (60) days); (c) net obligations owing by such Person under any Hedging Agreements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (excluding Grower Payables that are not past due by more than sixty (60) days), but including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that, if such indebtedness is not assumed by a personal liability of such Person then the amount of such indebtedness shall be limited to the lesser of (i) the amount of such indebtedness and (ii) the book value of the asset securing such indebtedness; (e) all Contingent Obligations to the extent that the “primary obligations” (as defined in the definition of Contingent Obligations) related thereto constitute Debt; (f) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (g) in the case of an Obligor, without duplication, the principal amount of Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer and the amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the swap termination value as of such date.

Debt to Net Worth Ratio: as of any date of determination, the ratio of (a) Borrowers’ Debt, to (b) Borrowers’ Net Worth.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender or other Recipient that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three (3) Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within two (2) Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (other than via an Undisclosed Administration) or taken any action in furtherance thereof, or become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, as security for the Obligations.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, allowances, credits, credit memos and other dilutive items with respect to Accounts (in each case, without duplication of returns, rebates, discounts, credits or allowances reducing the Value of Eligible Accounts), divided by (b) gross sales.

Distribution: any declaration or payment of a distribution (including distributions to fund pass through income tax obligations), interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Documentation Agent or Co-Documentation Agent: as defined in the preamble to this Agreement and also includes any Lender designated by Agent as a “Documentation Agent” or “Co-Documentation Agent” pursuant to a joinder agreement or amendment to this Agreement.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

EBITDA: for any applicable period and determined on a consolidated basis for Intermediate Holdco and its Subsidiaries, Consolidated Net Income plus

(a) without duplication, the sum of the following for such applicable period (to the extent deducted in determining such Consolidated Net Income for such period):

(i) interest expense, and amounts due under the Loan Documents as of the Closing Date, including as modified by Third Amendment (and related documentation) as of the Third Amendment Effective Date, including administrative fees, closing fees, legal fees, fees for field exams and appraisals, expenses and similar items,

(ii) income tax expense,

(iii) depreciation and amortization as set forth in the statement of cash flows of Intermediate Holdco and its Subsidiaries,

(iv) non-cash expenses, losses and charges (including any charges resulting from purchase accounting (including step-ups in basis for inventory and other assets), mark-to-market adjustments of Hedging Agreements, LIFO adjustment reserves or the non-cash writeoff or writedown of goodwill, intangibles and long-lived assets) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period, as approved by Agent and Required Lenders in writing,

(v) non-recurring or extraordinary charges as approved by Agent and Required Lenders in writing, and losses from Asset Dispositions,

(vi) with respect to the Transactions, bonus payments, costs, reasonable fees to Persons (other than Intermediate Holdco, Equity Sponsor or any of their Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 90 days of the Closing Date; provided that the amounts necessary to pay all of such costs, fees, charges, or expenses are actually funded on the Closing Date as reflected in the sources and uses that is reasonably acceptable to Agent on or prior to the Closing Date,

(vii) with respect to transactions relating to KB Acquisition, (x) bonus payments in an aggregate amount of $1,000,000 as of the Third Amendment Effective Date and (y) severance payments not to exceed $750,000 in aggregate;

(viii) expenses, retention bonuses and restructuring charges directly incurred by Intermediate Holdco not later than 180 days following the Closing Date in connection with the Transactions that do not exceed, in the aggregate, $3,000,000 to the extent such expenses are reflected in the Intermediate Holdco’s profit and loss statements;

(ix) with respect to any Permitted Acquisition, permitted Asset Disposition, permitted Debt or Investments other than Restricted Investments after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by any Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with such transaction incurred within 90 days of the consummation of such transaction, up to an aggregate amount (for all such items in this clause (ix)) for such transactions not to exceed the greater of (A) $5,000,000 and (B) 10% of the cash portion of the purchase price or principal amount of the Debt, as applicable, of such transactions;

(x) with respect to proposed transactions described in clause (ix) above that are not consummated, costs, fees, charges or expenses consisting of out-of-pocket expenses up to an aggregate amount not to exceed $500,000 per year;

(xi) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Consolidated Net Income; ~~and~~

(xii) losses from discontinued operations; ~~minus~~

(xiii) the initial costs associated with, or in anticipation of, or preparation for establishing compliance with the Sarbanes-Oxley Act of 2002, as amended;

(xiv) Public Company Costs up to an aggregate amount not to exceed $5,000,000 per Fiscal Year; and

(xv) following the Qualified IPO, transaction bonuses paid to employees pursuant to the Qualified IPO up to an aggregate amount not to exceed $6,000,000; minus

(b) nonrecurring and extraordinary gains, and gains from Asset Dispositions, for such applicable period (to the extent included in determining such Consolidated Net Income);

in each case, determined on a consolidated basis in accordance with GAAP; provided, however, that EBITDA shall be calculated to include the following amounts for KB Target and its Subsidiaries for the period ended (a) October 31, 2018, $12,710,074, (b) January 31, 2019, $8,748,750, and (c) April 30, 2019, -$711,970.

EEA Financial Institution: shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority: shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Elected Harvest Period: the three consecutive month period determined by Borrowers pursuant to a Notice of Elected Harvest Period delivered to Agent no later than 7 Business Days prior to the commencement of such Elected Harvest Period, which shall occur during the period commencing on October 1st of any calendar year through and including January 31st of the immediately succeeding calendar year.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent in its Permitted Discretion to be an Eligible Account; provided, that no Account shall be an Eligible Account if (a) it is unpaid for more than 90 days after the original invoice date or has selling terms that exceed 90 days; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% (or 40% in respect of Accounts for which Southern Glazer’s Wine and Spirits, LLC is the Account Debtor) of the aggregate Accounts (or such higher percentage as Agent may establish in its Permitted Discretion for the Account Debtor from time to time), but only to the extent of such excess; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier and is subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any country sanctions program or specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Treasury Department; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by (x) a letter of credit on terms reasonably satisfactory to Agent and (i) such letter of credit names Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to Agent, or (y) credit insurance reasonably satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than non-consensual Permitted Liens arising by operation of law which are junior to the Agent’s Lien) unless an appropriate Reserve has been established in Agent’s Permitted Discretion; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it is an Account owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within 10 Business Days after written notice of the proposed assignment) and Agent, which extends revolving credit facilities of this type in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) upon the occurrence and during the continuation of any Event of Default, any Person acceptable to Agent in its discretion; provided, however, any assignment to a financial institution in respect of Revolver Loans shall also require the approval of the Issuing Bank and Swingline Lender.

Eligible Equipment: Equipment (including wine barrels) that is deemed by Agent, in its Permitted Discretion, to be Eligible Equipment. Without limiting the foregoing, no Equipment shall be Eligible Equipment unless: (a) such Equipment meets all standards imposed by any Governmental Authority, has not been acquired from a Sanction Entity or Sanctioned Person; (b) such Equipment conforms with the covenants and representations herein; (c) such Equipment is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens); (d) such Equipment is located within the United States; (e) such Equipment is not located on leased premises, premises subject to a mortgage, or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless (i) the lessor, mortgagee or such Person in possession of the Equipment has delivered a Lien Waiver or a mortgagee waiver or an appropriate Rent and Charges Reserve has been established and (ii) if requested by Agent, the lessor, mortgagee or such Person in possession of the Equipment has agreed in writing that such Equipment shall be and remain personal property notwithstanding the manner of their annexation to any Real Estate or their adaptability to the uses and purposes of such Equipment; (f) such Equipment shall have been purchased by a Borrower no earlier than 120 days prior to the date for which such Borrower delivered to Agent a request for a Capital Expenditure Loan with respect to such Equipment and the purchase price of such Equipment shall have been paid in full; and (g) with respect to such Equipment, Borrower Agent has delivered to Agent (i) a copy of the invoice for the Equipment which is being purchased using the proceeds of the requested Capital Expenditure Loan, (ii) evidence that such Equipment has been delivered to Borrowers and installed, if necessary for its proper operation, (iii) evidence of payments of all taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs related to the purchase of such Eligible Equipment, (iv) evidence that such Eligible Equipment has been insured as required hereunder, and (v) such other documentation and evidence that Agent may reasonably request.

Eligible Inventory: Inventory owned by a Borrower that is deemed by Agent, in its Permitted Discretion, to be Eligible Inventory; provided that, no Inventory shall be Eligible Inventory unless it (a) is located at a Borrower’s principal place of business or any other facility storing cased goods and/or bulk wine that complies with such Borrower’s related representations and warranties contained in this Agreement, (b) is not used, returned, obsolete, spoiled, inadequately sealed, packaged or stored, or otherwise unmerchantable, consigned, demonstrative or custom inventory, supplies (other than bulk wine), packing or shipping materials, (c) is bulk wine at cost or wholesale “FOB” cased wine, that is not older than three years following December 31 of its vintage year for white wine and that is either (i) not older than four years following December 31 of its vintage year for red wine or (ii) is four years or older following December 31 of its vintage year for red wine but does not exceed $5,000,000 in the aggregate in Value of such red wine; (d) is not held on consignment, nor subject to any deposit or down payment; (e) meets all standards imposed by any Governmental Authority; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than (x) any Lien permitted pursuant to PACA or any other similar agricultural law or regulation with respect to which Agent has established a Grower’s Reserve, (y) non-consensual Permitted Liens arising by operation of law which are junior to the Agent’s Lien, or (z) any other Lien with respect to which Agent has establish an appropriate reserve its Permitted Discretion); (h) is within the continental United States, is not in transit (except (x) between locations of Borrowers, or (y) to another location disclosed to Agent with respect to which Agent has received an appropriate Lien Waiver or established an appropriate reserve in its Permitted Discretion, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or established an appropriate reserve in its Permitted Discretion; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; or (m) if it is Inventory owned by a target acquired in connection with a Permitted Acquisition, an appraisal and field examination with respect to such Inventory have been completed and are reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to human health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any alleged or threatened noncompliance with, investigation of a possible, violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction or remediation.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Contribution: as defined in Section 6.1(o).

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Sponsor: Mallard Management, LLC and its Controlled Investment Affiliates.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

EU Bail-In Legislation Schedule: shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default: as defined in Section 11.

Exchange Act: shall mean the Securities Exchange Act of 1934, as in effect from time to time.

Excluded Affiliate: shall mean any (i) Affiliate that is engaged as principal primarily in private equity, mezzanine financing or venture capital or (ii) Affiliate (other than any “above the wall” individuals) that is engaged directly or indirectly in a sale of any Target and its subsidiaries as sell-side representative. Notwithstanding the foregoing, no Lender under the Second Lien Loan Agreement shall be deemed an Excluded Affiliate.

Excluded Assets: as defined in Section 7.1.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in such act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Subsidiary: shall mean each (a) CFC, (b) direct or indirect Domestic Subsidiary of a CFC or a CFC Holding Company, and (c) CFC Holding Company.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation (each, a “Recipient”), (a) any tax imposed on the net income or net profits (however denominated) of any Recipient (including any franchise taxes imposed in lieu of such taxes and any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient’s principal office is located; (b) any tax imposed as a result of a present or former connection between such Recipient and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (c) taxes resulting from a Recipient’s failure to comply with the requirements of Section 5.11 of the Agreement; (d) any United States federal withholding taxes that are or would be imposed on amounts payable to a Foreign Lender pursuant to a law, and based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), except in each case to the extent that (i) such Foreign Lender (or its assignor, if any) was previously entitled to receive an amount pursuant to Section 5.10.1 or 5.10.2 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), and (ii) additional United States federal withholding taxes are imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (e) any United States federal withholding taxes imposed under FATCA.

Exclusive Revolver Loan/Letter of Credit Collateral: all Collateral other than Real Estate.

Extraordinary Expenses: all documented and reasonable out-of-pocket costs, out-of-pocket expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable and documented legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and out-of-pocket travel expenses.

Extraordinary Receipts: means any cash payments received by or payable on behalf of Intermediate Holdco or its Subsidiaries not in the ordinary course of business consisting of (a) indemnity payments or (b) any purchase price adjustment (other than a working capital or tax adjustment) received in connection with any acquisition agreement (including the Project Vine Purchase Agreement); provided, however, that Extraordinary Receipts shall not include cash receipts from indemnity payments to the extent that such funds are received by any Person in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of the West on the applicable day on such transactions, as determined by Agent.

Fiscal Quarter: each period of three months, ending on April 30, July 31, October 31 and January 31 of each year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on July 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Intermediate Holdco and its Subsidiaries for the most recent four Fiscal Quarters, of (a) (i) TTM EBITDA minus (ii) Capital Expenditures (except those financed with (x) Borrowed Money other than Revolver Loans or (y) proceeds arising from a casualty event covered by insurance, a Permitted Asset Disposition or an issuance of any Equity Interests (or receipt of capital contributions) by any Borrower, in each case, to the extent such proceeds are applied to finance such Capital Expenditures within 365 days) minus (iii) all federal, state, and local income taxes paid in cash during such period or Distributions made in accordance with Section 10.2.4 by any Obligor to ~~Ultimate~~the direct or indirect parent of Intermediate Holdco for the payment of such taxes, to (b) Fixed Charges.

Fixed Charges: during the most recent four Fiscal Quarters, determined for Intermediate Holdco and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) cash interest expense (other than payment-in-kind) during such period and (b) scheduled principal payments in respect of Debt that are required to be paid during such period; provided, however, Fixed Charges for the KB Target and its Subsidiaries for each of the quarters ended July 31, 2017, October 31, 2017, January 31, 2018, April 30, 2018 and for the quarter ending July 31, 2018, shall be $1,250,000; provided that such deemed amounts shall not apply to Section 10.3.2 (but shall apply to pro forma compliance with such covenant) for any four quarter period ended on or prior to July 31, 2018.

FLSA: the Fair Labor Standards Act of 1938.

FOB Value for Case Inventory: as of any date of determination, the Eligible Inventory available at cost for case wine multiplied by the implied ratio for case wine of Inventory available at FOB to Inventory available at cost set forth in the most recently delivered appraisal conducted on behalf of, and reasonably acceptable to, Agent). The implied ratio referred to above shall be 2.46 as of the Closing Date and will be subsequently adjusted to the extent set forth in any subsequent appraisal conducted on behalf of, and reasonably acceptable to, the Agent.

Food Security Act: means 7 U.S.C. §1631, Protection of Purchasers of Farm Products, of the Food Security Act of 1985, as amended.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary (i) that is not a Domestic Subsidiary, (ii) substantially all the assets of which, directly or indirectly, constitute equity interests or indebtedness of one or more “controlled foreign corporations” (as defined in Section 957 of the Code), or (iii) that is a Domestic Subsidiary of a Subsidiary described in clause (i) or (ii).

Fronting Exposure: a Defaulting Lender’s pro rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

Full Payment: with respect to any Obligations, (a) the full and reasonably indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), (i) Cash Collateralization thereof (or delivery of a backstop letter of credit reasonably acceptable to Agent in its reasonable discretion, in the amount of required Cash Collateral) or (ii) the full termination thereof. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any applicable supranational bodies, such as the European Union or the European Central Bank).

Grower Payable: an account payable of any Borrower outstanding to a grower or supplier of agricultural products that constitutes Inventory.

Grower Reserve: as of any date of determination, a reserve established by Agent in its Permitted Discretion in respect of Accounts or Inventory subject to any Lien or statutory trust created under PACA, the Food Security Act or any applicable state counterpart statute, in each case, that arises in connection with a Grower Payable.

Guarantor Payment: as defined in Section 5.12.3.

Guarantors: Intermediate Holdco and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Heritage Target: as defined in the recitals to this Agreement.

Indemnified Taxes: Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of the West Indemnitees (excluding Excluded Affiliates).

ING Capital: as defined in the preamble to this Agreement.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, URLs, domain names, social media accounts, internet keywords, websites, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Subordination Agreement: the Subordination Agreement of even date herewith, among Obligors and Agent.

Intercreditor Agreement: the Intercreditor Agreement, dated August 1, 2018, between Second Lien Agent and Agent.

Interest Period: as defined in Section 3.1.3.

Intermediate Holdco: ~~as defined in the preamble to this Agreement.~~(i) Mallard Intermediate, Inc., a Delaware corporation, prior to the Seventh Amendment Effective Date and (ii) Selway Wine Company, a Delaware corporation, on and after the Seventh Amendment Effective Date.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: as of any date of determination, the sum of:

(a)	85% of the NOLV for Bulk Inventory; plus

(b)	the lesser of:

(i)	85% of the NOLV for Case Inventory; and

(ii)	65% of the FOB Value for Case Inventory.

Inventory Reserve: reserves established by Agent, in its Permitted Discretion upon two Business Days’ prior written notice to Borrower Agent (including telephonic (followed promptly by email) or electronic notice), to reflect factors that could reasonably be expected to negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person; provided that, Capital Expenditures shall not in and of themselves constitute “Investments.”

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in copyrights, patents, trademarks or other intellectual property to Agent, as security for the Obligations.

IPO Issuer: means the direct or indirect parent of Intermediate Holdco.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of the West or any Affiliate of Bank of the West, or any replacement issuer appointed pursuant to Section 2.4.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys (excluding Excluded Affiliates).

Joint Book Runners: as defined in the preamble to this Agreement.

Joint Lead Arrangers: as defined in the preamble to this Agreement.

KB Acquisition: as defined in the recitals to this Agreement.

KB Equipment: means Equipment owned by KB Target on the date the KB Target Joinder is effective.

KB Equity Contribution: as defined in Section 6.2(k).

KB Inventory: means Inventory owned by KB Target on the date the KB Target Joinder is effective.

KB Material Adverse Effect: means, “Material Adverse Effect” as defined in the KB Purchase Agreement.

KB Purchase Agreement: as defined in the recitals to this Agreement.

KB Real Estate: the Real Estate commonly known as (a) 3900 and 3944 Green Valley School Road, Sebastopol, California, and (b) 16125 and 16171 Deer Meadows Road, Boonville, California.

KB Sellers: as defined in the recitals to this Agreement.

KB Target: as defined in the recitals to this Agreement.

KB Target Joinder: as defined in Section 6.2(b).

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists, and total outstanding Revolver Loans plus LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 or 366, as applicable, days from issuance, in the case of standby Letters of Credit; provided that, standby Letters of Credit may provide for automatic renewal for successive periods of 365 or 366, as applicable, days unless the Issuing Bank elects not to extend, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) no later than seven days prior to the Revolver Termination Date, in the case of all Letters of Credit, unless Cash Collateralized by such date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys (excluding Excluded Affiliates).

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Sublimit: $15,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the rate per annum determined by the Agent to be the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration, or a comparable or successor rate which rate is approved by the Agent, as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to commencement of such Interest Period for deposits in Dollars with a term equivalent to such Interest Period (for delivery on the first day of such Interest Period) as appearing on the applicable screen page of Bloomberg (or, in the event such rate does not appear on a Bloomberg screen page, on the appropriate page or screen of such other information service that publishes such rate as shall be selected by the Agent; provided that at no time shall LIBOR, when used to calculate interest rates, be less than 0.00% per annum. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Capital Expenditure Loan: a Capital Expenditure Loan that bears interest based on LIBOR.

LIBOR Loan: each set of LIBOR Revolver Loans, LIBOR Term Loans or LIBOR Capital Expenditure Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

LIBOR Termination Date: as defined in Section 3.1.5(a).

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan, Term Loan or Capital Expenditure Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect (i) on the business, results of operations, Properties or financial condition of Borrowers and their Subsidiaries, taken as a whole, (ii) on the enforceability of any material provision of any Loan Document or (iii) on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) impairs in any material respect the ability of the Obligors as a whole to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of Agent or the Lenders to enforce or collect the Obligations or to realize upon the Collateral. An uninsured loss of 50% or more of Borrowers’ bulk wine and case goods inventory expected to be sold over the following 12 month period shall be deemed to be a “Material Adverse Effect.”

Material Contract: any agreement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt, or to Debt in an aggregate amount of $1,000,000 or more under any such agreement.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt in which an Obligor grants a Lien on its Real Estate owned in fee to Agent, as security for the Obligations (other than Obligations in respect of Revolver Loans and LC Obligations).

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of direct costs incurred in connection therewith, including (a) reasonable and customary costs and expenses actually incurred in connection therewith, including, without limitation, legal fees and sales commissions and fees of accountants, brokers, investment banks and consultants, appraisals and title insurance premiums; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) withholding, transfer, income, sales, use, value added, title and recording or transfer taxes or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Net Worth: as of any date, the sum of (a) shareholder’s equity, determined on a consolidated basis in accordance with GAAP, plus (b) to the extent shareholder’s equity has been reduced after the Closing Date as a result thereof, (i) amortization of good will and (ii) purchase accounting adjustments.

NOLV: as of any date of determination, the net orderly liquidation value of Equipment expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recently delivered appraisal conducted on behalf of, and reasonably acceptable to, Agent.

NOLV for Bulk Inventory: as of any date of determination, the Eligible Inventory available at cost for bulk wine multiplied by the implied ratio for bulk wine of Inventory net recovery to Inventory available at cost set forth in the most recently delivered appraisal conducted on behalf of, and reasonably acceptable to, Agent. The implied ratio referred to above shall be 1.89 as of the Closing Date and will be subsequently adjusted to the extent set forth in any subsequent appraisal conducted on behalf of, and reasonably acceptable to, the Agent.

NOLV for Case Inventory: as of any date of determination, the Eligible Inventory available at cost for case wine multiplied by the implied ratio for case wine of Inventory net recovery to Inventory available at cost set forth in the most recently delivered appraisal conducted on behalf of, and reasonably acceptable to, Agent. The implied ratio referred to above shall be 2.07 as of the Closing Date and will be subsequently adjusted to the extent set forth in any subsequent appraisal conducted on behalf of, and reasonably acceptable to, the Agent.

Notice of Borrowing: a Notice of Borrowing, substantially in the form of Exhibit E, to be provided by the Borrower Agent to request a Borrowing of Revolver Loans, Term Loans or Capital Expenditure Loans, as applicable.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation, substantially in the form of Exhibit F, to be provided by the Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans.

Notice of Elected Harvest Period: a Notice of Elected Harvest Period, substantially in the form of Exhibit G, to be provided by the Borrower Agent notifying Agent of the commencement of the Elected Harvest Period.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

OFAC: means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Intercompany Subordination Agreement, Intercreditor Agreement, Mortgage, assignment of lease, estoppel letter, attornment agreement, consent agreement, waiver or release related to any Real Estate, Environmental Agreement, other Real Estate agreement pursuant to which any Obligor or any Lender is a party, Borrowing Base Certificate, Compliance Certificate or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: an Adjusted Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

PACA: the Perishable Agricultural Commodities Act, as amended, and any successor statute.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: means any Acquisition satisfying each of the following conditions (provided, however, that the conditions in (e) and (j) are waived in connection with the KB Acquisition):

(a) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, no Event of Default exists, will exist, or would result therefrom, including as a result of the Borrowers violating Section 10.2.15;

(b) if such Acquisition (x) is an acquisition of assets of a target Person or (y) includes the acquisition, directly or indirectly, of capital stock, membership interests or partnership interests of a target Person, upon completion of such Acquisition, Borrowers shall, in each case, comply with the requirements set forth in Sections 7.3, 7.4 and 10.1.9, as applicable;

(c) Agent shall have received copies of all environmental assessments for such Acquisition (to the extent produced in connection with such Acquisition);

(d) Agent and the Lenders shall have received pro forma financial statements of the Borrower and its Subsidiaries, recalculated for the most recently completed trailing twelve month period for which financial statements are available, after giving effect to such Acquisition, certified by the chief financial officer of Borrower Agent, demonstrating that, after giving effect to such Acquisition, Borrower remains in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 10.3 hereof;

(e) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that immediately before and after giving effect to such Acquisition, Borrowers shall have Availability of not less than 15% of the Revolver Commitments then in effect; and

(f) the acquired business has its primary operations in the United States and shall be organized under the laws of a political subdivision of the United States;

(g) except in the case of an acquisition of a vineyard, the acquired business shall have EBITDA for the 4 fiscal quarter period ended immediately prior to the acquisition date in an amount greater than $0;

(h) the Borrower shall provide to the Agent a copy of any executed purchase agreement or similar agreement with respect to any such Acquisition;

(i) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Obligor and the acquired business (if applicable);

(j) the total purchase price of the Acquisition does not exceed $75,000,000;

(k) the Agent shall have received, at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated (or such later date as is agreed by the Agent in its sole discretion), a certificate of a Senior Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition; and

(l) Bootlegger shall not be permitted to consummate any Permitted Acquisitions of any target entities.

Permitted Asset Disposition: as long as all Net Proceeds are remitted to Agent to the extent required by Section 5.4.2: (a) an Asset Disposition that is a sale or disposition of Cash Equivalents or Inventory in the Ordinary Course of Business; provided, however, that if an Event of Default exists, then no Asset Disposition shall occur under this clause (a) following written notice from Agent to Borrower Agent to discontinue such Asset Dispositions; (b) an Asset Disposition that is a disposition of Equipment that, in the aggregate during any Fiscal Year, has a fair market or book value (whichever is greater) of $1,000,000 or less; (c) so long as no Event of Default has occurred and is continuing, an Asset Disposition that is a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) so long as no Event of Default has occurred and is continuing, an Asset Disposition other than Inventory (including, but not limited to, Intellectual Property rights) that is no longer necessary, used or useful for such Obligor’s business in the Ordinary Course of Business; (e) so long as no Event of Default has occurred and is continuing, an Asset Disposition that is a termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and would not reasonably be expected to have a Material Adverse Effect; (f) an Asset Disposition that is a disposition of Property between and among Obligors; (g) licensing, on a non-exclusive basis, of Intellectual Property in the Ordinary Course of Business; (h) the leasing, occupancy agreements or sub-leasing of property in the Ordinary Course of Business and which do not materially interfere with the business of Borrower or its Subsidiaries; (i) the sale or discount, in each case without recourse and in the Ordinary Course of Business, of overdue accounts receivable arising in the Ordinary Course of Business, to the extent that such overdue accounts receivable are not Eligible Accounts; (j) casualty events with respect to any Obligor’s tangible Property so long as fully insured as required under this Agreement; (k) dispositions of any Obligor’s Real Estate and any improvements thereon arising in connection with any condemnation or eminent proceedings or sale, including by way of a like-kind exchange under Section 1031 of the Code, of a vineyard; or (l) dispositions in the Ordinary Course of Business from Subsidiaries that are not Obligors to other Subsidiaries that are not Obligors; or (m) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with Permitted Asset Dispositions and dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) constituting Investments permitted by this Agreement, (h) pursuant to guaranties by an Obligor of another Obligor with respect to operating leases, contracts and other commitments entered into in the Ordinary Course of Business, (i) to the extent such guaranties are permitted by Section 10.2.1; or (j) other Contingent Obligations in an aggregate amount of $500,000 or less at any one time outstanding.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment from the perspective of a secured, asset-based lender.

Permitted Holders: means each of (i) the Equity Sponsor, (ii) the members of management of Intermediate Holdco, any direct or indirect parent of Intermediate Holdco, the Borrowers or any of its Restricted Subsidiaries who are investors in Intermediate Holdco or any direct or indirect parent thereof from time to time and (iii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect from time to time) including any of the foregoing Persons in clauses (i) or (ii); provided that in the case of this clause (iii), such foregoing Persons in clauses (i) and (ii) shall directly or indirectly hold a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower Agent held by such “group”.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed $5,000,000 outstanding at any one time, so long as its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 14.3.3.

Primary Term Loan One and Capital Expenditure Loan Collateral: the Real Estate owned by Borrowers (other than the KB Real Estate and the Calera Real Estate) and all Equipment (other than the KB Equipment) located at such Real Estate.

Primary Term Loan Two Collateral: the KB Real Estate, the Calera Real Estate, and the KB Equipment.

Prime Rate: the rate of interest announced by Bank of the West from time to time as its prime rate. Such rate is set by Bank of the West on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of the West shall take effect at the opening of business on the day specified in the announcement.

Project Vine Acquisition: as defined in the recitals to this Agreement.

Project Vine Purchase Agreement: as defined in the recitals to this Agreement.

Project Vine Seller: as defined in the recitals to this Agreement.

Project Vine Target: as defined in the recitals to this Agreement.

Pro Forma Basis: means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition or disposition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Debt), as if such acquisition or disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP (but without giving effect to any step-up in basis of inventory or other assets resulting from such acquisition) or on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the Securities and Exchange Commission and, to the extent applicable, reasonable assumptions acceptable to Agent in its Permitted Discretion with respect to cost savings that are expected to have a continuing impact on the Borrower and its Subsidiaries and that are specified in details in the relevant compliance certificate, financial statement or other document provided and certified to Agent or any Lender by the chief financial officer of Borrowers in connection herewith.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments, Capital Expenditure Loan Commitments or Term Loan Two Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment, Term Loan Two Commitment, Term Loans and Capital Expenditure Loan Commitments (to the extent outstanding and undrawn) and Capital Expenditure Loans by the aggregate amount of all Revolver Commitments, Term Loans, Term Loan Two Commitments and Capital Expenditure Loan Commitments (to the extent outstanding and undrawn) and Capital Expenditure Loans; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Pro Rata Capital Expenditure Loan: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Capital Expenditure Loan Commitments (to the extent outstanding) and Capital Expenditure Loans by the aggregate amount of all Capital Expenditure Loan Commitments (to the extent outstanding) and Capital Expenditure Loans; and (b) at any other time, by dividing the amount of such Lender’s Capital Expenditure Loans and by the aggregate amount of all outstanding Capital Expenditure Loans.

Pro Rata Revolver Loan: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Revolver Loans and LC Obligations by the aggregate amount of all outstanding Revolver Loans and LC Obligations.

Pro Rata Term Loan One: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Lender’s Term Loan One by the aggregate amount of all Term Loans One.

Pro Rata Term Loan Two: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Lender’s Term Loan Two by the aggregate amount of all Term Loans Two.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate action promptly instituted and diligently pursued; (c) adequate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material portion of the assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Public Company Costs: means the costs relating to maintaining compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the direct or indirect parent of Intermediate Holdco’s maintenance of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act and the cost of director and officer insurance.

Public Lender: as defined in Section 14.3.3.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets (including Real Estate) or construction or improvement thereof; (b) Debt (other than the Obligations) incurred within sixty (60) days before or after acquisition of any fixed assets (including Real Estate), for the purpose of financing any of the purchase price or for the construction or improvement thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering (i) in the case of personal Property, only the fixed assets acquired with such Debt (including, in the case of Purchase Money Debt subject to a master lease or similar agreement, all fixed assets acquired with such Debt) and constituting a Capital Lease or a purchase money security interest under the UCC, or, (ii) in the case of Real Estate, such Real Estate, associated fixtures located on such Real Estate and related rights and interests appurtenant to such Real Estate pursuant to a customary mortgage or deed of trust.

Qualified ECP: an Obligor with total assets exceeding $10,000,000 or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified IPO: means (i) the issuance by Intermediate Holdco or any direct or indirect parent company of Intermediate Holdco of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering), or (ii) the acquisition of Intermediate Holdco, the Borrower Agent or any direct or indirect parent of Intermediate Holdco by, or merger, combination or consolidation of Intermediate Holdco, the Borrower Agent or any direct or indirect parent of Intermediate Holdco with, any publicly traded acquisition company or targeted acquisition company or entity similar to the foregoing that results in the Equity Interests of Intermediate Holdco, the Borrower Agent or such direct or indirect parent of Intermediate Holdco (or any successor to the foregoing by merger, combination or consolidation) being traded on, or Intermediate Holdco, the Borrower Agent or any direct or indirect parent of Intermediate Holdco being wholly-owned by another entity whose Equity Interests are traded on, a national securities exchange.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: as defined in “Excluded Tax.”

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus any unpaid accrued interest thereon, premium or similar amount required to be paid, including, but not limited to, underwriting discounts, defeasance costs, commissions and fees and expenses, including in the form of original issue discount, incurred in connection with any of the foregoing ; (b) it has a final maturity no sooner than and a weighted average life no less than, and an initial interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are not, taken as a whole, materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; and (e) upon giving effect to it, no Default or Event of Default shall have occurred and be continuing.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d) or (e).

Reimbursement Date: as defined in Section 2.4.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent: (a) a mortgagee title insurance policy (or binding commitments therefor) covering Agent’s interest under the Mortgage, in a form and amount (not to exceed in any event the fair market value of the Real Estate covered thereby) and by an insurer reasonably acceptable to Agent, which must be fully paid on the effective date of the Mortgage; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate as are customarily required by real estate lenders for similarly situated Real Estate in order to adequately protect Agent’s interest in the Real Estate; provided, however, that to the extent not obviating the Agent’s ability to seek or obtain mortgagee title insurance policies in accordance with clause (a) of this definition, obtaining any third party documents under this clause (b) shall be subject to the exercise of commercially reasonable efforts by Borrower; provided further that no subordination agreements shall be required with respect to leases or subleases that are permitted by Section 10.2.2(z) hereof; (c) either (i) a current, as-built survey of the Real Estate certified by a licensed surveyor reasonably acceptable to Agent sufficient to delete the standard survey exception from the mortgagee title insurance policy issued in connection with the applicable Mortgage, or (ii) such documentation as is sufficient for the title company to remove the standard survey exception from the applicable mortgagee title insurance policy; (d) a life-of-loan flood hazard determination and, if a building on the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer, in each case in compliance with all applicable flood laws; (e) an appraisal of the Real Estate that is no older than 180 days from the date of issuance, prepared by an appraiser reasonably acceptable to Agent, and in form and substance reasonably satisfactory to Required Lenders and compliant with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time; (f) environmental assessment report prepared by environmental engineers reasonably acceptable to Agent prepared within six (6) months prior to the Closing Date (or the recording date of the Mortgage, in the case of Mortgages recorded after the Closing Date), provided, that an environmental database (i.e., ‘desktop’) assessment may be accepted by Agent in lieu of an environmental assessment if the delivery of environmental assessment report is not reasonably practical or Agent otherwise determines such assessment report is otherwise not required in its Permitted Discretion; and (g) an Environmental Agreement in form and substance reasonably satisfactory to Agent.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Appraisals: means appraisals of KB Inventory, KB Equipment and KB Real Estate and Calera Real Estate.

Required Lenders: subject to Section 4.2, two or more Lenders having (a) Revolver Commitments, Term Loan One Commitments, Term Loan Two Commitments, and Capital Expenditure Loan Commitments in excess of 50% of the aggregate Revolver Commitments, Term Loan One Commitments, Term Loan Two Commitments, and Capital Expenditure Loan Commitments; and (b) if the Revolver Commitments, Term Loan One Commitments, Term Loan Two Commitments, and Capital Expenditure Loan Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that at any time there is less than three Lenders, “Required Lenders” shall mean all Lenders; provided further, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments existing on the Closing Date and set forth on Schedule 10.2.5; (b) Investments in cash and Cash Equivalents that are subject to Agent’s Lien and control (other than cash and Cash Equivalents not required to be subject to a Control Agreement hereunder); (c) guarantees and loans and advances permitted under Section 10.2.1 and Section 10.2.7, respectively; (d) any Investments in any Borrower; (e) Permitted Acquisitions; (f) acquisitions of securities from Account Debtors received in connection with any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors, Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financial troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss; (g) the receipt and holding of promissory notes and other non-cash consideration received in connection with any Asset Disposition permitted by Section 10.2.6; (h) Investments in Hedging Agreements to the extent permitted under Section 10.2.14, (i) deposits, prepayments and other credits to suppliers made in the Ordinary Course of Business; (j) extensions of trade credit in the Ordinary Course of Business; (k) Investments made in the Ordinary Course of Business and resulting from pledges and deposits constituting Permitted Liens; (l) Permitted Contingent Obligations; (m) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary; (n) Investments to the extent made with the proceeds of, or paid for by the issuance of, any Equity Interests issued by (or capital contributions to) the Borrowers that are used by the Borrowers or any of their Subsidiaries substantially contemporaneously to make such Investment; and (o) other Investments in an aggregate amount outstanding at any time not to exceed $1,000,000.

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restrictive Agreement: an agreement (other than a Loan Document or a Second Lien Loan Document) that conditions or materially restricts the right of any Borrower, Subsidiaries or other Obligor to incur or repay the Obligations, to grant Liens on the Collateral in favor of Agent and the Lenders, to declare or make Distributions, to modify, extend or renew any agreement evidencing the Obligations, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Revolver Loan: a (a) loan made pursuant to Section 2.1.1, and (b) any Swingline Loan, Overadvance Loan or Protective Advance designated as a Revolver Loan.

Revolver Termination Date: the date that is five years from the Third Amendment Effective Date.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

Sanctioned Entity: means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to or the target of any Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Sanctioned Person: means, at any time, (a) any Person listed on any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions: means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

Second Lien Agent: Bank of the West.

Second Lien Loan Agreement: that certain Second Lien Loan and Security Agreement, dated August 1, 2018, among Borrowers, the financial institutions party thereto from time to time as lenders, and Second Lien Agent.

Second Lien Loan Documents: the Second Lien Loan Agreement, the Second Lien Notes, any “Loan Document” as defined therein, and each other agreement or document associated therewith.

Second Lien Notes: the notes issued by Borrowers to evidence the Second Lien Obligations.

Second Lien Obligations: the obligations of Borrowers arising under the Second Lien Loan Agreement.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of the West or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers a Secured Bank Product Provider Agreement to Agent within 10 days following the later of the Closing Date or creation of the Bank Product.

Secured Bank Product Provider Agreement: means an agreement in substantially the form of Exhibit H, executed and delivered by any Lender or Affiliate (other than Bank of the West) that is providing a Bank Product, (a) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (b) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Securities Act: means the Securities Act of 1933, as in effect from time to time.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, Stock Pledges and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Sellers: as defined in the recitals to this Agreement.

Senior Officer: the chairman of the board, president, treasurer, controller, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Seventh Amendment Effective Date: means February 22, 2021.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Default: An Event of Default occurring under Sections 11.1(a), 11.1(b), 11.1(c) (solely in respect of Borrowers’ failure to comply with (x) the reporting requirements set forth in Section 8.1, (y) the cash management requirements set forth in Section 6.4(b), or (z) the financial covenants set forth in Section 10.3), or 11.1(j).

Specified Representations: the representations and warranties set forth in Sections 9.1.1 (first sentence only), 9.1.2 (the first sentence), 9.1.2(a) and (b), 9.1.3, 9.1.5(d) (with respect to the Targets or any target acquired in a Permitted Acquisition, solely to the extent related to the filing of a UCC-1 financing statement, the recording or filing, as appropriate, of IP Assignments with the United States Copyright Officer and the United States Patent and Trademark Office, and the delivery of membership certificates, if applicable, subject to Intercreditor Agreement), 9.1.7(c), 9.1.7(d), 9.1.18, 9.1.19, 9.1.21, 9.1.22, 9.1.23 and 9.1.24(a)(i), 9.1.24(a)(ii), 9.1.24(b)(i) and 9.1.24 (b)(ii) (to the extent any Obligor would have a right under the Project Vine Purchase Agreement or the KB Purchase Agreement, as applicable, not to consummate the transactions contemplated therein or to terminate its obligations thereunder, in each case, as a result of a breach of such representation or warranty made by the applicable Seller), 9.1.24(d), 9.1.25 and 9.1.26.

Stock Pledges: the stock pledges to be executed by each Obligor, in favor of Agent, whereby each Obligor pledges the stock of its Subsidiaries (other than Excluded Subsidiaries) as security for the Obligations.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations in a manner reasonably satisfactory to Agent, and is on other terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent. For the purposes of this Agreement, Subordinated Debt shall include Debt incurred pursuant to the Second Lien Loan Documents and intercompany Debt among the Obligors.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Supermajority Lenders: subject to Section 4.2, two or more Lenders having (a) Revolver Commitments, Term Loan Commitments and Capital Expenditure Loan Commitments in excess of 67% of the aggregate Revolver Commitments, Term Loan Commitments and Capital Expenditure Loan Commitments; and (b) if the Revolver Commitments, Term Loan Commitments and Capital Expenditure Loan Commitments have terminated, Loans in excess of 67% of all outstanding Loans; provided, however, that at any time there is less than three Lenders, “Supermajority Lenders” shall mean all Lenders; provided further, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Lender: Bank of the West or any replacement agent that has funded Swingline Loans.

Swingline Loan: any Borrowing of Revolver Loans funded with the Swingline Lender’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Syndication Agent: as defined in the preamble to this Agreement.

Targets: as defined in the recitals to this Agreement.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: a Term Loan One or Term Loan Two, as applicable.

Term Loan One: a term loan made pursuant to Section 2.2.1

Term Loan Two: a term loan made pursuant to Section 2.2.2

Term Loan Two Amort Amount: means an aggregate of (a) 1/100th of 75% of the appraised “as-is” fair market value of (x) the Calera Real Estate and (y) KB Real Estate plus (b) 1/28th of 100% of the appraised NOLV of the KB Equipment.

Term Loan Commitment: the aggregate amount of Term Loan One Commitment and Term Loan Two Commitment.

Term Loan One Commitment: for any Lender, the obligation of such Lender to make a Term Loan hereunder, up to the principal amount shown on Schedule 1.1. “Term Loan One Commitments” means the aggregate amount of such commitments of all Lenders.

Term Loan One Formula Amount: as of any date of determination, the amount that is equal to the sum of (a) 75% of the appraised “as-is” fair market value of the Borrowers’ owned Real Estate on the Closing Date, plus (b) 100% of the appraised NOLV of Borrowers’ owned Equipment that is not included in the calculation of the Borrowing Base on the Closing Date, minus (c) applicable Availability Reserves relating to Collateral of Borrowers (other than Collateral of KB Target and its Subsidiaries), described in clauses (f) and (g) of the definition thereof, in effect at such time.

Term Loan One Maturity Date: August 1, 2023.

Term Loan Two Commitment: for any Lender, the obligation of such Lender to make a Term Loan hereunder, up to the principal amount shown on Schedule 1.1. “Term Loan Two Commitments” means the aggregate amount of such commitments of all Lenders.

Term Loan Two Commitment Termination Date: the earlier to occur of (a) December 31, 2018; and (b) five (5) Business Days following satisfaction by Borrowers of the requirements set forth in Section 6.2.

Term Loan Two Maturity Date: the date that is five years from the Third Amendment Effective Date.

Term Loan Two Formula Amount: as of any date of determination, the amount that is equal to the lesser of (a) $25,000,000 and (b) the sum of (i) 75% of the appraised “as-is” fair market value of (x) the KB Real Estate and (y) the Calera Real Estate, plus (ii) 100% of the appraised NOLV of the KB Equipment that is not included in the calculation of the Borrowing Base on the Third Amendment Effective Date, minus (c) applicable Availability Reserves relating to the Collateral of KB Target and its Subsidiaries, described in clauses (f) and (g) of the definition thereof, in effect at such time.

Third Amendment: that certain Third Amendment to Loan and Security Agreement dated as of the Third Amendment Effective Date.

Third Amendment Effective Date: August 1, 2018, which is the date on which each of the conditions precedent set forth in Section 6 of the Third Amendment either have been satisfied or have been waived.

Transactions: means, collectively, (a) as of the Closing Date, the transactions contemplated by the Project Vine Purchase Agreement and the Loan Documents, and (b) as of the Third Amendment Effective Date and thereafter, the transactions contemplated by the KB Purchase Agreement, the Loan Documents, and the Second Lien Loan Documents.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: means the period (a) commencing on the date that (i) a Specified Default occurs and (ii) Availability is less than $10,000,000 for five (5) or more consecutive Business Days; and (b) continuing until a period of thirty (30) consecutive days has elapsed, during which at all times (i) no Specified Default exists and (ii) Availability is greater than $10,000,000.

TTM EBITDA: as of the date of determination and on a consolidated basis, Borrowers’ EBITDA for the prior twelve month period.

UCC: the Uniform Commercial Code as in effect in the state of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Financial Institution: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Ultimate Holdco: as defined in the preamble to this Agreement.

Undisclosed Administration: means in relation to a Lender or a parent company that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Person, as the case may be, is subject to home jurisdiction supervision if Applicable Law requires that such appointment is not to be publicly disclosed.

United States or U.S.: United States of America.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate set forth below, as determined by the Average Availability for the most recent month then ended:

Level	Average Availability		Unused Line Fee Rate
I	< 33%		0.15%
II	> 33 and < 66	% %	0.125%
III	> 66%		0.10%

Unused Line Fee Rate shall be subject to increase or decrease by Agent on the first day of the calendar month following the Agent’s receipt of the monthly Borrowing Base Certificate required to be delivered hereunder. If Agent is unable to calculate Average Availability for a particular month (or partial period) due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders, the Unused Line Fee Rate shall be determined as if Level I were applicable, from the first day of such month until the first day of the calendar month immediately following the actual receipt by the Agent of the applicable Borrowing Base Certificate.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

Write-Down and Conversion Powers: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Value: (a) with respect to free on board cased Inventory, value is determined on the basis of the wholesale of such Inventory; and (b) with respect to an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vineyard Target: as defined in the recitals to this Agreement.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner reasonably satisfactory to Required Lenders and the Borrowers to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the state of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All references to Value, Borrowing Base components, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Calculations for the Borrowing Base shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any

Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Certain Calculations. For purposes of making all calculations of the Fixed Charge Coverage Ratio, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by Intermediate Holdco or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Intermediate Holdco on a Pro Forma Basis.

1.6 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8 Deliveries. Notwithstanding anything herein to the contrary, whenever any financial statement required to be delivered under Section 10. 1. 2( a), Section 10.1.2(c) or the last paragraph of Section 10.1.2 is required to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans . Each Lender agrees, severally on a Pro Rata Revolver Loan basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. During each period commencing on October 1st of any calendar year through and including January 31st of the immediately succeeding calendar year during the term of this Agreement, but concluding on the Revolver Commitment Termination Date, Borrower Agent may deliver to Agent a Notice of Elected Harvest Period which shall be effective during the applicable Elected

Harvest Period. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base for Revolver Loans.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. Each Lender holding a promissory note evidencing a Revolver Loan shall return such promissory note to Agent promptly following the Third Amendment Effective Date. At the request of any Lender, Borrowers shall deliver to such Lender an amended and restated promissory note in substantially the form of Exhibit 2.1.2 evidencing its Revolver Loans.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (i) to fund a portion of the Project Vine Acquisition; (ii) to pay fees and transaction expenses associated with the closing of this credit facility and the Project Vine Acquisition; (iii) to pay Obligations in accordance with this Agreement; (iv) with respect to Availability created solely by the inclusion of the KB Target’s Accounts and Inventory in the Borrowing Base, to repay the Second Lien Obligations in accordance with Section 5.4.4(b) of the Second Lien Loan Agreement as in effect on the Third Amendment Effective Date; (v) to prepay on or prior to the Conversion Date (as defined in the Second Lien Loan Agreement) the Second Lien Obligations in an aggregate amount not to exceed $5,000,000; (vi) to fund a portion of the KB Acquisition; (vii) to pay fees and transaction expenses associated with the closing of the Third Amendment and the KB Acquisition; and (viii) for lawful corporate purposes of Borrowers, including working capital and Permitted Acquisitions.

2.1.4 Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, without penalty or premium, except as otherwise provided in Section 3.9, upon prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $10,000,000 in excess thereof.

2.1.5 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers within one (1) Business Day of request by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no

Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 5% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) shall not be increased to an amount in excess of 5% of the Borrowing Base, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. Required Lenders may at any time revoke Agent’s authority to make further Overadvances by written notice to Agent. Absent such revocation, Agent’s determination that funding of an Overadvance or permitting an Overadvance is appropriate shall be conclusive. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied to make Adjusted Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of 5% of the Borrowing Base outstanding at any time, if Agent deems such Loans reasonably necessary or reasonably desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations, as long as such Loans do not cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7 Increase in Commitments. Borrowers may request an increase in Revolver Commitments, Capital Expenditure Loan Commitments and Term Loan Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount equal to the lesser of (i) $10,000,000, or (ii) the balance of the amount available under clause (b), and is offered on the same terms as existing Revolver Commitments, Capital Expenditure Loan Commitments or Term Loan Commitments, as applicable, except for fees which shall be determined by the Borrowers and the applicable Lenders, (b) increases under this Section do not exceed $100,000,000 in the aggregate, (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, (d) the requested increase does not cause the Commitments and Term Loans to exceed 90% of any applicable cap under any Subordinated Debt agreement, (e) no Default or Event of Default shall have occurred and be continuing. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment, Capital Expenditure Loan Commitments or Term Loan Commitment, as applicable. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments, Capital Expenditure Loan

Commitments or Term Loan Commitments, as applicable, and become Lenders hereunder. Agent may allocate, in its reasonable discretion, the increased Revolver Commitments, Capital Expenditure Loan Commitments or Term Loan Commitments, as applicable, among committing Lenders and, if necessary, Eligible Assignees. Provided that conditions in this Section 2.1.7 and 6.3 are satisfied, total Revolver Commitments, Capital Expenditure Loan Commitments or Term Loan Commitments, as applicable, shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments, Capital Expenditure Loan Commitments or Term Loan Commitments, as applicable. On the effective date of an increase, all outstanding Revolver Loans, LC Obligations, other exposures under the Revolver Commitments, Capital Expenditure Loan Commitments and Term Loan Commitments, as applicable shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments. The terms and provisions of the incremental Capital Expenditure Loans and Revolver Loans will be identical to the terms and conditions applicable to the existing Revolver Loans and Capital Expenditure Loans, as applicable. The terms and provisions of the incremental Term Loans shall be as set forth in a joinder agreement; provided that (a) the weighted average life to maturity of any incremental Term Loan shall be no shorter than the weighted average life to maturity of the existing Term Loan, (b) the final maturity date of any incremental Term Loan shall be no earlier than the Term Loan Two Maturity Date, (c) incremental Term Loans shall not participate on a greater (but may participate on a lesser) than pro rata basis with the existing Term Loan in any optional or mandatory prepayment hereunder, (d) the incremental Term Loans may be unsecured or secured by the Collateral on a pari passu or junior basis, (e) the effective interest rate for the Incremental Term Loans shall not be more than 0.50% per annum greater than the effective interest rate for the existing Term Loans and (f) all other terms of the incremental Term Loans, if not consistent with the terms of the existing Term Loans, must be reasonably acceptable to the Agent.

2.2 Term Loan Commitment.

2.2.1 Term Loans.

(a) Each Lender with a Term Loan One Commitment agrees, severally on a pro rata basis up to its Term Loan One Commitment, on the terms set forth herein, to make a Term Loan One to Borrowers. Term Loan One shall be funded by Lenders on the Closing Date and used solely to finance a portion of the Project Vine Acquisition. The Term Loan One Commitment of each Lender shall expire upon the funding by Lenders of Term Loan One. Once repaid, whether such repayment is voluntary or required, Term Loan One may not be reborrowed.

(b) Each Lender with a Term Loan Two Commitment agrees, severally on a pro rata basis up to its Term Loan Two Commitment, on the terms set forth herein, to make a Term Loan Two to Borrowers up to the Term Loan Two Commitment Termination Date. Term Loan Two shall be used solely for the purposes set forth in Section 2.2.3. The Term Loan Two Commitment of each Lender shall expire upon the funding by Lenders of Term Loan Two. Once repaid, whether such repayment is voluntary or required, Term Loan Two may not be reborrowed.

2.2.2 Term Notes. The Term Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.2.2 evidencing its Term Loan.

2.2.3 Use of Proceeds.

The proceeds of Term Loan One shall be used by Borrowers solely (i) to fund a portion of the Project Vine Acquisition; (ii) to pay fees and transaction expenses associated with the closing of this credit facility and the Project Vine Acquisition; (iii) to pay Obligations in accordance with this Agreement and (iv) for lawful corporate purposes of Borrowers.

The proceeds of Term Loan Two shall be used by Borrowers solely (i) first, to repay the Second Lien Obligations; (ii) second, to fund a portion of the KB Acquisition and to pay fees and transaction expenses associated with the closing of Third Amendment and the KB Acquisition; and (iii) third, for lawful corporate purposes of Borrowers.

2.3 Capital Expenditure Loan Commitment.

2.3.1 Capital Expenditure Loans. Each Lender agrees, severally on a Pro Rata Capital Expenditure Loan basis up to its Capital Expenditure Loan Commitment, on the terms set forth herein, to make Capital Expenditure Loans to Borrowers from time to time through the Capital Expenditure Commitment Termination Date.

2.3.2 Additional Conditions on Capital Expenditure Loans. In addition to the conditions set forth in Section 6, no Lender shall have an obligation to make a Capital Expenditure Loan if:

(a) the principal amount of the requested Capital Expenditure Loan would exceed (i) 80% of the invoice price (of which, not more than 20% can constitute sales taxes, delivery charges and other “soft” costs related to such purchase) of the used Eligible Equipment to be purchased with the proceeds of such Capital Expenditure Loan, (ii) 100% of the invoice price (of which, not more than 20% can constitute sales taxes, delivery charges and other “soft” costs related to such purchase) of the new Eligible Equipment to be purchased with the proceeds of such Capital Expenditure Loan or (iii) the lesser of (A) 75% of the purchase price of the new Real Estate (including vineyards) or (B) 75% of appraised “as is” fair market value of the new Real Estate (including vineyards).

(b) after giving effect to such requested Capital Expenditure Loan, the aggregate amount of the outstanding Capital Expenditure Loans would exceed the Capital Expenditure Loan Commitment;

(c) in the case of an Eligible Equipment purchase, the documents required to be delivered to Agent pursuant to clause (g) of the definition of Eligible Equipment either (i) have not been delivered to Agent five (5) Business Days prior to the date that the Notice of Borrowing requesting such Capital Expenditure Loan has been delivered to Agent, or (ii) are not in form and substance reasonably satisfactory to Agent; and

(d) in the case of a Real Estate purchase, the Borrowers have not delivered to Agent five (5) Business Days prior to the date that the Notice of Borrowing requesting such Capital Expenditure Loan (i) an executed Mortgage in recordable form sufficient to create a first priority Lien in favor of Agent on such Real Estate subject to Permitted Liens, or (ii) all Related Real Estate Documents with respect to such Real Estate in form and substance reasonably satisfactory to Agent.

2.3.3 Use of Proceeds. The proceeds of Capital Expenditure Loans shall be used by Borrowers solely to finance the purchase of Eligible Equipment or Real Estate (including vineyards).

2.3.4 Capital Expenditure Loan Note. The Capital Expenditure Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.3.4 evidencing its Capital Expenditure Loans.

2.3.5 Voluntary Reduction or Termination of Capital Expenditure Loan Commitment.

(a) The Capital Expenditure Loan Commitment shall terminate on the Capital Expenditure Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Agent at any time, Borrowers may, at their option, terminate the Capital Expenditure Loan Commitment and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations in connection with the outstanding Capital Expenditure Loans.

(b) Borrowers may permanently reduce the Capital Expenditure Loan Commitment, on a Pro Rata Capital Expenditure Loan basis for each Lender, without penalty or premium, except as otherwise provided in Section 3.9, upon prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $10,000,000 in excess thereof.

2.4 Letter of Credit Facility.

2.4.1 Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time (or until the Revolver Commitment Termination Date), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, Borrower or such Lender has entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing by the Required Lenders or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred for proper corporate purposes, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon (so long as they appear on their face to comply with the Letter of Credit); the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit. In the event of a conflict between the terms of any LC Application and this Agreement, the provisions of this Agreement shall govern.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit and, to the extent not paid by Borrowers on the Reimbursement Date, such amount shall automatically be converted to a Revolver Loan and accrue interest at the Adjusted Base Rate plus the Applicable Margin from the Reimbursement Date until paid by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Adjusted Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions from Required Lenders.

2.4.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and the Obligations have been accelerated and/or the Commitments have been terminated, (b) after the Revolver Commitment Termination Date, or (c) within 7 Business Days prior to the Revolver Termination Date then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, if notified by 10:00 a.m. (Los Angeles time) by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender on the same Business Day (and otherwise on the Business Day following receipt of such notification). If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.4.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if an Adjusted Base Rate Loan, at the Adjusted Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Adjusted Base Rate in effect from time to time, plus the Applicable Margin for Adjusted Base Rate Revolver Loans.

(b) During an Insolvency Proceeding with respect to any Borrower or the continuation of an Event of Default under Section 11.1(a), or during any other Event of Default that continues for at least 30 days after its occurrence, if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) on the last Business Day of each calendar quarter; (ii) on any date of prepayment, with respect to the principal amount of Loans (other than Revolver Loans) being prepaid; and (iii) on the Capital Expenditure Loan Maturity Date, the Revolver Termination Date, Term Loan One Maturity Date or the Term Loan Two Maturity Date. Interest accrued on LIBOR Loans shall be due and payable in arrears on the last day of the Interest Period; provided that if any Interest Period exceeds three months, interest shall be due and payable every three months after the beginning of such Interest Period. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Adjusted Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Los Angeles time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Adjusted Base Rate Loans.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day;

(c) no Interest Period shall extend beyond the Revolver Termination Date; and no Interest Period for a LIBOR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on Term Loans; and

(d) with respect to LIBOR Loans, (i) Agent shall determine LIBOR at the beginning of any Interest Period and such LIBOR rate shall be fixed for such Interest Period, (ii) interest shall be paid at the end of an Interest Period, or in the case of Interest Periods greater than 90 days, interest shall be paid at the end of each 90 day period.

3.1.4 Interest Rate Not Ascertainable. Subject to Section 3.1.5, if Agent shall reasonably determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Subject to Section 3.1.5, until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.1.5 Successor LIBOR Index.

(a) If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.1.4 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.1.4 have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which the LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent and Borrower Agent may choose a replacement index for the LIBOR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR-based interest rate in effect prior to its replacement; provided that absent such mutual selection by

Agent and Borrower Agent, LIBOR shall refer to the comparable successor rate that is the prevailing market standard for credit facilities similar to the facilities subject to the Commitments for the replacement of, or successors to, the eurodollar rate in the U.S. syndicated loan market.

(b) The Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Document, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR to the replacement index and (y) yield- or risk-based differences between the LIBOR and the replacement index.

(d) Until an amendment reflecting a new replacement index in accordance with this Section 3.1.5 is effective, each advance, conversion and renewal of a LIBOR Loan will continue to bear interest with reference to the LIBOR; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.2 Fees.

3.2.1 Unused Line Fee for Revolver Loans. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders that have Revolver Commitments, a fee equal to the Unused Line Fee Rate in effect times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans (excluding Swingline Loans) and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the last Business Day of each calendar quarter and on the Revolver Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders with L/C Obligations, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the last Business Day of each calendar quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.25% of the stated amount of each Letter of Credit, which fee shall be payable on the date of issuance; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. At such time as the Obligations accrue interest at the Default Rate under Section 3.1.1(b), and without duplication of such increase, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Unused Line Fee for Capital Expenditure Loans. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders that have Capital Expenditure Loan Commitments, a fee equal to the Unused Line Fee Rate in effect times the amount by which the Capital Expenditure Loan Commitments exceed the average daily balance of Capital Expenditure Loans during any month. Such fee shall be payable in arrears, on the last Business Day of each calendar quarter and on the Capital Expenditure Commitment Termination Date.

3.2.4 Fee Letter. Borrowers shall pay all fees set forth in the fee letter executed in connection with this Agreement.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days with respect to LIBOR Loans, and 365 days with respect to Adjusted Base Rate Loans. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.10, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other reasonable and documented out-of-pocket fees, costs and expenses actually incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is reasonably determined prior to Full Payment of all of the Obligations that a higher Applicable Margin should have applied to a period than was actually applied, then, following Agent’s consultation with Borrower, the proper margin shall be applied retroactively and Borrowers shall within three (3) Business Days of request, pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due within thirty (30) days of receipt by the Borrower Agent of an invoice relating thereto setting forth such expense in reasonable detail (other than with respect to fees and expenses accrued through the Closing Date, which shall be paid (a) on the Closing Date if such documentation reasonably supporting such fees and expenses is provided within three (3) days prior to the Closing Date, or (b) within three (3) Business Days after delivery of such supporting documentation if not timely delivered before the Closing Date). All such reimbursement obligations, including Extraordinary Expenses, shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one primary counsel to Agent, plus, if reasonably necessary, one primary counsel to the Agent and the Lenders, taken as a whole, plus, if reasonably necessary, one local counsel in each applicable jurisdiction which, in each case, shall exclude allocated costs of in-house counsel and (ii) in the case of other consultants and advisers, to the reasonable and documented fees and expenses of such Person.

3.5 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Adjusted Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Adjusted Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) withdraws such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for an Adjusted Base Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes which are governed by Section 5.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank, and, for the avoidance of doubt, without duplication of Section 5.10); or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) by an amount deemed by such Lender or Issuing Bank to be material, then, within fifteen (15) days after written demand of such Lender or Issuing Bank (which shall set forth in reasonable detail the amount(s) due and the basis therefor), Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy or liquidity), then from time to time upon receipt in reasonable detail (which detail shall not include any confidential or price sensitive information or any other information to the extent prohibited by law) of the amounts due and the basis therefor, Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.10, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, excluding loss of anticipated profits, but including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.11 Replacement Lender. Borrower Agent may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for a Lender seeking payment or compensation under Sections 3.6, 3.7, 3.9 or 5.10 of this Agreement (or that is a Defaulting Lender (any such Lender, an “Affected Lender”)), which Replacement Lender shall be reasonably satisfactory to Agent and the Issuing Bank. In the event Borrower Agent obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolver Commitment hereunder within ninety (90) days following notice to Agent and the Affected Lender of Borrower Agent’s intention to do so (the “Replacement Notice”), the Affected Lender shall sell and assign its Loans, Revolver Commitment and Capital Expenditure Loan Commitment, without recourse, to such Replacement Lender in accordance with the provisions of Section 13.3; provided that, (a) Borrower Agent and Issuing Bank shall have consented thereto in writing, (b) such assignment will in fact result in a reduction in such compensation and payment then payable to the Affected Lender, (c) such assignment does not conflict with Applicable Laws or regulations, (d) (i) Borrowers or the Replacement Lender have reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to Section 13.3 and (ii) in any case where such replacement occurs as the result of a demand for payment of certain costs or Taxes pursuant to Sections 3.6, 3.7, 3.9 or 5.10, Borrowers have paid all increased costs for and Taxes to which such Affected Lender is entitled to under such Sections 3.6, 3.7, 3.9 or 5.10 through the date of such sale and assignment; provided, further, that, each Replacement Lender shall be an Eligible Assignee. Such Affected Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment. An Affected Lender shall not be required to make any such assignment and delegation if, on or before sixty (60) days after Agent’s and the Affected Lender’s receipt of the Replacement Notice, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower Agent to require such assignment and delegation cease to apply. Nothing in this Section 3.11 shall limit or impair (A) any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender or (B) Agent’s rights to replace a Lender in accordance with Section 13.4.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans and Capital Expenditure Loans.

4.1.1 Notice of Borrowing – Revolver Loans. (a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (Los Angeles time) (i) at least one Business Day prior to the requested funding date, in the case of Adjusted Base Rate Loans (or on the requested funding date in the case of Adjusted Base Rate Loans to be made on the Closing Date), and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. (Los Angeles time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Adjusted Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations but excluding Obligations other than principal, interest, scheduled fees and LC Obligations, which are being disputed by written notice to Agent and in good faith by Borrower and are not more than thirty (30) days past due) shall be deemed to be a request for Adjusted Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers maintain any disbursement account with Agent or any Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for an Adjusted Base Rate Revolver Loan on the date of such presentation, in the amount of the Payment Item. The proceeds of such Revolver Loan may be disbursed directly to the disbursement account.

4.1.2 Notice of Borrowing – Capital Expenditure Loans. Subject to Section 2.3.2, whenever Borrowers desire funding of Capital Expenditure Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (Los Angeles time) (i) on the requested funding date, in the case of Adjusted Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as an Adjusted Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

4.1.3 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Los Angeles time) on the date prior to the proposed funding date for Adjusted Base Rate Loans or by 3:00 p.m. (Los Angeles time) at least three Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Los Angeles time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. (Los Angeles time) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.4(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.4 Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $15,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account and shall accrue at the interest rate for Adjusted Base Rate for Revolver Loans (minus the Unused Line Fee Rate) from the date made until payment by Borrowers. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its reasonable discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.5 Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither

Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender.

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Cure. Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof. No more than 15 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates Borrower Agent as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Sections 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, and subject to Section 5.10, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Los Angeles time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrower Agent on behalf of Borrowers, may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Adjusted Base Rate Loans and then to LIBOR Loans (unless otherwise requested by the Borrowers); provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrower and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, except as otherwise provided in Section 3.9. Notwithstanding Section 5.4, if any Asset Disposition outside the Ordinary Course of Business includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans.

5.3 Repayment of Term Loans and Capital Expenditure Loans.

5.3.1 Payment of Principal on the Term Loans.

(a) The principal amount of the Term Loan One shall be repaid on the last day of each Fiscal Quarter during each Loan Year, in equal quarterly installments of $1,662,300, commencing with the first full Fiscal Quarter following the Closing Date until the Term Loan One Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loan One shall be due and payable in full. Each installment shall be paid to Agent for the pro rata benefit of Lenders. Once repaid, whether such repayment is voluntary or required, the Term Loan One may not be reborrowed.

(b) The principal amount of the Term Loan Two shall be repaid on the last day of each Fiscal Quarter, in equal quarterly installments which is in the amount of Term Loan Two Amort Amount, commencing with the first full Fiscal Quarter following the date of funding of Term Loan Two until the Term Loan Two Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loan Two shall be due and payable in full. Each installment shall be paid to Agent for the pro rata benefit of Lenders. Once repaid, whether such repayment is voluntary or required, the Term Loan Two may not be reborrowed.

5.3.2 Payment of Principal on the Capital Expenditure Loans. Commencing on the first day of the Fiscal Quarter following each new Loan Year and continuing until the Capital Expenditure Loan Maturity Date (on which date all principal, interest and other amounts owing with respect to such Capital Expenditure Loans shall be due and payable in full), the principal amount of all Capital Expenditure Loans disbursed in the immediately preceding Loan Year shall be repaid in consecutive quarterly installments, each of which shall be in an amount equal to (a) the original principal amount of such Capital Expenditure Loans, times (b)(i) in respect of Capital Expenditure Loans used to purchase Eligible Equipment consisting of wine barrels, 1/12th, (ii) in respect of Capital Expenditure Loans used to purchase any Eligible Equipment other than wine barrels, 1/28th, and (iii) in respect of Capital Expenditure Loans used to purchase any Real Estate, 1/100th. Each installment shall be paid to Agent for the Pro Rata benefit of Lenders. Once repaid, whether such repayment is voluntary or required, such Capital Expenditure Loans may not be reborrowed.

5.3.3 Optional Prepayments. Borrowers may, at their option from time to time, prepay in whole or in part the Term Loans or Capital Expenditure Loans, without penalty or premium, except as otherwise provided in Section 3.9. Borrower Agent shall give written notice to Agent of an intended prepayment of Term Loans or Capital Expenditure Loans, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least two (2) Business Days prior to such prepayment, provided that a notice of prepayment of the Term Loans or Capital Expenditure Loans delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of another credit facility or other transaction.

5.3.4 Interest; Application of Prepayments. Each prepayment of Term Loans or Capital Expenditure Loans shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to the remaining principal installments of the Term Loans or the Capital Expenditure Loans, as applicable, pro rata against all such scheduled installments based upon the respective amounts thereof; provided, however, optional prepayments of Term Loans or Capital Expenditure Loans shall be applied to the next four scheduled amortization payments, with any additional amounts to be applied pro rata against all subsequent scheduled installments based upon the respective amounts thereof.

5.4 Mandatory Prepayments.

5.4.1 ~~Concurrently~~Solely to the extent prior to a Qualified IPO, concurrently with any issuance of Equity Interests by a Borrower (other than issuances of Equity Interests to the Equity Sponsor and other investors existing on the Closing Date, issuances to management or employees under employee stock option or similar benefit plan in existence from time to time or issuances in connection with Section 10.3.3 hereunder), Borrowers shall prepay the Obligations in an amount equal to 50% of the Net Proceeds of such issuance; provided, for the avoidance of doubt, that Net Proceeds from the issuance of Equity Interests by the IPO Issuer in connection with a Qualified IPO shall not be used to prepay the Obligations, if any;

5.4.2 Within five (5) Business Days of receipt of Net Proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation (subject to Section 8.6.2) and excluding sales or other dispositions of Inventory, surplus, obsolete or worn-out Property, Property no longer used or useful in such Obligor’s business) by any Obligor in excess of $250,000 in any Fiscal Year (with only the amount in excess of the annual amount being subject to prepayment), Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such disposition; provided, however, that Net Proceeds that are reinvested (or committed in writing to be reinvested) in replacement assets (including acquisitions of other entities) useful in the business of any Obligor within 365 days (and if so committed in writing to reinvestment within such 365-day period, reinvested within 90 days), shall be excluded; provided, however, that in each case, until the same has been reinvested or the reinvestment period has expired, such Net Proceeds shall be applied as follows:

(a) FIRST, (i) to the extent necessary to prevent the then outstanding Term Loan One from exceeding the Term Loan One Formula Amount (as adjusted to give effect to the loss in value of the Real Estate or Equipment that is the subject of such Disposition), to a restricted deposit account maintained by the Borrowers that is subject to the Agent’s first priority lien (other than Permitted Liens) and treated only for purposes of the Term Loan One Formula Amount as an offset to the principal amount of the Term Loan One, and (ii) to the extent necessary to prevent the then outstanding Term Loan Two from exceeding the Term Loan Two Formula Amount (as adjusted to give effect to the loss in value of the Real Estate or Equipment that is the subject of such Disposition), to a restricted deposit account maintained by the Borrowers that is subject to the Agent’s first priority lien (other than Permitted Liens) and treated only for purposes of the Term Loan Two Formula Amount as an offset to the principal amount of the Term Loan Two;

(b) SECOND, to the repayment of the Revolver Loans then outstanding (without a corresponding reduction of the Revolver Commitments) until the Revolver Loans are paid in full;

(c) LAST, to the Borrowers for their general business purposes.

5.4.3 Within five (5) Business Days of the receipt of any Extraordinary Receipts in excess of $250,000 in the aggregate in any Fiscal Year, Borrowers shall prepay the Obligations in an amount equal to 100% of such proceeds, net of fees, costs and expenses incurred in collecting such Extraordinary Receipts and taxes paid or payable as a result thereof or as a result of the distribution of such Extraordinary Receipts to such Person;

5.4.4 Concurrently with any incurrence of any Debt by a Borrower (other than Debt permitted under this Agreement), Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such Debt;

5.4.5 Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, promptly, following Agent’s notice of such occurrence, but in no event later than three (3) Business Days, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base;

5.4.6 Notwithstanding anything herein to the contrary, on the Term Loan One Maturity Date, Term Loan Two Maturity Date or Capital Expenditure Loan Maturity Date (as applicable), Borrowers shall prepay all Term Loan One, Term Loan Two and Capital Expenditure Loans (unless sooner repaid hereunder); and

5.4.7 Notwithstanding anything else to the contrary contained herein, (i) the amount of all mandatory prepayments made hereunder (other than pursuant to Sections 5.4.2 and 5.4.5), shall be applied as follows:

(a) FIRST, pro rata to the Term Loan One and Term Loan Two (and within each such Term Loan One and Term Loan Two, pro rata) to the scheduled principal installments,

(b) SECOND, to the Capital Expenditure Loans to the scheduled principal installments of the Capital Expenditures Loans pro rata,

(c) THIRD, to Revolver Loans (without a reduction of the Revolver Commitments),

(d) FOURTH, to Cash Collateralize outstanding Letters of Credit, and

(e) LAST, to all remaining Obligations.

5.5 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within three (3) Business Days of receipt of written request by the Agent.

5.6 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.7 Application and Allocation of Payments.

5.7.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its reasonable discretion.

5.7.2 Post-Default Allocation.

(a) Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Revolver Loans, whether arising from payments by Obligors, realization on the Exclusive Revolver Loan/Letter of Credit Collateral, setoff or otherwise, shall be allocated as follows:

(i) FIRST, to all costs and expenses, including Extraordinary Expenses, owing to Agent (other than costs and expenses in respect of Secured Bank Product Obligations) incurred in connection with Revolver Loans;

(ii) SECOND, to all amounts owing to Agent on Swingline Loans;

(iii) THIRD, to all amounts owing to Issuing Bank;

(iv) FOURTH, to all Obligations constituting fees incurred in connection with Revolver Loans (other than Secured Bank Product Obligations);

(v) FIFTH, to all Revolver Loans constituting interest (other than Secured Bank Product Obligations);

(vi) SIXTH, to Cash Collateralization of LC Obligations;

(vii) SEVENTH, to all Revolver Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii) EIGHTH, to all other Secured Bank Product Obligations up to the amount of Reserves existing therefor;

(ix) NINTH, pro rata to the Term Loans and Capital Expenditure Loans to the scheduled principal installments pro rata; and

(x) LAST, to all remaining Obligations;

(b) Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Term Loan One and Capital Expenditure Loans, whether arising from payments by Obligors, realization on the Primary Term Loan One and Capital Expenditure Loan Collateral, setoff or otherwise, shall be allocated as follows:

(i) FIRST, to all costs and expenses, including Extraordinary Expenses, owing to Agent incurred in connection with Term Loan One and Capital Expenditure Loans;

(ii) SECOND, to all Obligations constituting fees incurred in connection with Term Loan One and Capital Expenditure Loans;

(iii) THIRD, to all Term Loan One and Capital Expenditure Loans constituting interest;

(iv) FOURTH, pro rata to all principal owing on Term Loan One and Capital Expenditure Loans (and pro rata to the scheduled principal installments of Term Loan One);

(v) FIFTH, pro rata to all Term Loan Two in accordance with Section 5.7.2(c); and

(vi) LAST, to all remaining Obligations other than Revolver Loans and LC Obligations.

(c) Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Term Loan Two, whether arising from payments by Obligors, realization on the Primary Term Loan Two Collateral, setoff or otherwise, shall be allocated as follows:

(i) FIRST, to all costs and expenses, including Extraordinary Expenses, owing to Agent incurred in connection with Term Loan Two;

(ii) SECOND, to all Obligations constituting fees incurred in connection with Term Loan Two;

(iii) THIRD, to all Term Loan Two constituting interest;

(iv) FOURTH, to all principal owing on Term Loan Two;

(v) FIFTH, pro rata to all Term Loan One and Capital Expenditure Loans in accordance with Section 5.7.2(b); and

(vi) LAST, to all remaining Obligations other than Revolver Loans and LC Obligations.

provided, that any unified realization on the Exclusive Revolver Loan/Letter of Credit Collateral, Primary Term Loan One and Capital Expenditure Loan Collateral and Primary Term Loan Two Collateral, monies to be applied to the Obligations shall be allocated based on the par value of the Exclusive Revolver Loan/Letter of Credit Collateral and the appraised value of the Primary Term Loan One and Capital Expenditure Loan Collateral and Primary Term Loan Two Collateral. To the extent the monies received from such unified realization is less than the par value of the Exclusive Revolver Loan/Letter of Credit Collateral and the appraised value of the Primary Term Loan One and Capital Expenditure Loan Collateral and Primary Term Loan Two Collateral, the difference (expressed as a percentage) shall be applied equally to the Exclusive Revolver/Letter of Credit Loan Collateral, the Primary Term Loan One and Capital Expenditure Loan Collateral and Primary Term Loan Two Collateral and such monies shall be allocated accordingly;

provided, further, that amounts shall be applied to payment of each category of Obligations only after Full Payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a pro rata basis. Amounts distributed with respect to any Secured Bank Product Obligation shall be calculated using the methodology reported to Agent for such Obligation (but no greater than the maximum amount reported to Agent). Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five Business Days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.7.3 Defaulting Lender Waterfall. Notwithstanding anything in any Loan Document to the contrary, any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to this Section 5.7, Article VIII or otherwise, and including any amounts made available to Agent by such Defaulting Lender), shall be applied at such time or times as may be determined by Agent as follows:

(i) FIRST, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder;

(ii) SECOND, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder;

(iii) THIRD, if so determined by Agent or requested by the Issuing Bank, to be held as Cash Collateral for future Fronting Exposure with respect to such Defaulting Lender of any participation in any Letter of Credit;

(iv) FOURTH, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent;

(v) FIFTH, if so determined by Agent and Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund future Loans, and participations in Letter of Credit under this Agreement;

(vi) SIXTH, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii) SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii) LAST, to such Defaulting Lender or as otherwise conferred thereunder or directed by a court of competent jurisdiction;

provided, however, that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the LC Conditions were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Lenders other than Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in

LC Obligations are held by Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 5.7.2. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.7.3 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

5.7.4 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8 [Reserved].

5.9 Account Stated. The Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.10 Taxes.

5.10.1 Payments Free of Taxes. All payments by Obligors of Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by Applicable Law. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.11 (to the extent permitted by Applicable Law) and the Obligor or Agent (as applicable) shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing and without duplication of other amounts payable by the Borrowers under this Section, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law.

5.10.2 Tax Indemnification by Borrowers. Borrowers shall indemnify, hold harmless and reimburse (within 30 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate as to the calculations of any such payment or liability shall be delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a relevant Governmental Authority, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

5.10.3 Refunds. If any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrowers pursuant to this Section 5.10, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 5.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) to such Borrower, net of all out-of-pocket expense of such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of Lender or Issuing Bank, as the case may be, agrees promptly to return such refund, plus any penalties, interest or other charges imposed on such party by the relevant Governmental Authority, to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This subsection shall not be construed to require any Lender or Issuing Bank, as the case may be, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

5.11 Lender Tax Information.

5.11.1 Status of Lenders. Each Recipient shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes or information reporting requirements, (b) if applicable, the required rate of withholding or deduction, and (c) such Recipient’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction.

5.11.2 Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(a) any Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent two duly signed and properly completed copies of IRS Form W-9 or such other documentation or information prescribed by Applicable Law on or prior to the date on which such Lender becomes a Lender hereunder, upon the expiration, obsolescence or invalidity of any previously delivered form and after the occurrence of any change in circumstance relating to the Lender requiring a change in the most recent form previously delivered by it to Borrower Agent (and from time to time thereafter upon request by Agent or Borrower Agent), in each case certifying that such Lender is entitled to receive payments hereunder without deduction or withholding of any United States federal backup withholding tax;

(b) if any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent (i) on or prior to the date on which such Lender becomes a Lender hereunder, (ii) upon the expiration, obsolescence or invalidity of any previously delivered form, and (iii) after the occurrence of any change in circumstances relating to the Lender requiring a change in the most recent form previously delivered by it to Borrower Agent (and from time to time thereafter upon request by Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) two duly signed and properly completed copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) two duly signed and properly completed copies of IRS Form W-8ECI; (c) two duly signed and properly completed copies of IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, two duly signed and properly completed copies of IRS Form W-8BEN or W-8BEN-E and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made, including, if applicable, any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code (as of the date hereof, and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith); and

(c) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent at the time(s) prescribed by Applicable Law and otherwise as reasonably requested by Borrower Agent or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date hereof.

(d) On or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Borrower Agent two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.11.3 Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.12 Nature and Extent of Each Borrower’s Liability.

5.12.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.12.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.12.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.12.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.12.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans on Closing Date. The obligation of each Lender to make the initial extensions of credit on the Closing Date provided for hereunder is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender, of each of the following conditions precedent (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) The Closing Date shall occur on or before January 31, 2017.

(b) Each Loan Document (including, without limitation, the Related Real Estate Documents for all Real Estate subject to a Mortgage) shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance in all material respects with all terms thereof.

(c) Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that the Project Vine Acquisition shall be consummated pursuant to the Project Vine Purchase Agreement substantially concurrently with the initial funding of the Loans on the Closing Date (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the interests of the Joint Lead Arrangers without the consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any decrease in the consideration for the Project Vine Acquisition shall not be deemed to be materially adverse to the Joint Lead Arrangers so long as such purchase price decrease is applied to reduce the amount of the Commitments hereunder, the commitments under the Second Lien Loan Documents and the Equity Contribution on a pro rata basis, (ii) any increase in the consideration for the Project Vine Acquisition shall be deemed not to be materially adverse to the interests of the Joint Lead Arrangers so long as such purchase price increase is funded with an increase in the Equity Contribution, (iii) any amendment or other modification (including a waiver or consent related thereto) to the definition of Company Material Adverse Effect without the prior written consent of the Lenders (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of the Joint Lead Arrangers, (iv) any working capital adjustment shall not be deemed an increase or decrease in the consideration for the Project Vine Acquisition, and (v) any assignment of the rights and obligations of Ultimate Holdco under the Project Vine Purchase Agreement to the Borrower Agent shall not be deemed to be materially adverse to the Joint Lead Arrangers)).

(d) Lenders shall have received the Historic Seller Financial Statements pursuant to Section 9.1.7(a)(i).

(e) Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrowers as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to paragraph (d) above, in each case, prepared after giving effect to the Transactions related to the Closing Date (but without giving effect to any step-up in basis of inventory or other assets) as if such Transactions had occurred as of such period and any other adjustments as agreed by the Equity Sponsor and the Lenders.

(f) The Joint Lead Arrangers shall have received from the Borrowers a detailed business plan or projections of the Borrowers and their Subsidiaries for the Fiscal Years 2017 through 2021 and for the four Fiscal Quarters beginning with the first quarter of 2017.

(g) Subject to the terms and conditions of the access letter(s) from KPMG, the Joint Lead Arrangers shall have received from the Borrowers the final quality of earnings reports with respect to the Project Vine Targets and the Borrowers prepared by KPMG in connection with the Transactions related to the Closing Date.

(h) The Specified Representations shall be true and correct in all material respects and the representations and warranties set forth in the Project Vine Purchase Agreement shall be true and correct in all material respects; provided that in each case any such representation or warranty qualified by materiality or “Material Adverse Effect” or similar language shall be accurate in all respects.

(i) The Joint Lead Arrangers shall have received from the Borrowers and the Guarantors reasonably satisfactory legal opinions, perfection certificates, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; organizational documents; customary evidence of authorization to enter into the Loan Documents in respect of the Obligations; and good standing certificates in jurisdictions of formation/organization, in each case of the Obligors.

(j) The Agent shall have received a solvency certificate from the chief financial officer or equivalent officer of the Borrowers certifying that the Borrowers and their Subsidiaries, on a consolidated basis after giving effect to the Transactions related to the Closing Date, are Solvent, the form of which is attached as Exhibit 6.1(j).

(k) With respect to the Obligations, all actions necessary to establish that the Agent will have a perfected, first priority Lien (subject to Permitted Liens) on and security interest in all Collateral of Borrowers and the Guarantors under the Loan Documents shall have been taken, including without limitation, Agent’s receipt of a payoff letter from each of Silicon Valley Bank, Wells Fargo Bank, N.A. and Metropolitan Life Insurance Co. that provides that upon payment of the outstanding Debt owing to such Person by the Obligors, such Person shall terminate its lien on the Collateral and Real Estate.

(l) All fees earned, due and payable on the Closing Date pursuant to this Agreement and the Fee Letter and out-of-pocket expenses earned, due and payable on the Closing Date pursuant to this Agreement (to the extent invoiced at least three (3) days prior to the Closing Date) shall, upon the closing under the Loan Documents, have been paid (which amounts may be offset against the proceeds of the applicable Loans).

(m) So long as requested at least ten (10) days prior to the Closing Date, the Agent and Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(n) Since the date of the Project Vine Purchase Agreement, no Company Material Adverse Effect shall have occurred.

(o) Prior to, or substantially concurrently with the initial funding contemplated hereunder, there shall have occurred the issuance of not less than an aggregate $370,000,000 of combined equity capital (subject to reduction for any closing working capital or other purchase price adjustments set forth in the Project Vine Purchase Agreement, and including equity capital issued to fund transaction fees and expenses) from (i) Equity Sponsor and (ii) management “roll-over” equity, on terms and conditions reasonably satisfactory to the Agent, including indirect ownership of not less than 50% of the Equity Interests of Heritage Target and Vineyard Target, directly or indirectly, by the Equity Sponsor (the “Equity Contribution”).

(p) All consents and approvals of the boards of directors (including, without limitation, the board of directors of each Project Vine Target), shareholders or members as applicable, and Governmental Authorities reasonably necessary in connection with the Project Vine Acquisition and the Loan Documents and the transactions contemplated hereunder and thereunder shall be obtained.

(q) The Agent shall have received the results of lien searches with respect to the Borrowers and their respective Subsidiaries in jurisdictions reasonably selected by it.

(r) The Agent shall have received customary insurance certificates (including “earthquake” insurance), naming the Agent, on behalf of the Lenders, as lenders loss payee or additional insured, as applicable, together with the appropriate lenders loss payee endorsements and additional insured endorsements.

(s) There shall be no pending litigation, bankruptcy or insolvency, injunction, order or claim with respect to the Borrowers or any of their Subsidiaries that could reasonably be expected to enjoin or prohibit, or result in substantial damages in respect of, the Lenders funding the Loans on the Closing Date.

(t) Availability after giving effect to the funding of the Loans on the Closing Date shall equal or exceed $20,000,000.

(u) Issuance of not less than $25,000,000 of loans as second lien loans as of the Closing Date.

(v) Borrowers’ aggregate Indebtedness for all Borrowed Money on the Closing Date shall not exceed $345,000,000.

(w) Prior to, or substantially concurrently with the initial funding hereunder, the refinancing of certain existing Indebtedness of the Project Vine Targets shall have been consummated and all security interests and guarantees in connection therewith shall be terminated and released.

6.2 Conditions Precedent to Term Loan Two and Inclusion of the KB Target Inventory and Accounts in Borrowing Base. The obligation of each Lender, as applicable, to include the KB Target’s Accounts and Inventory in the Borrowing Base and to make its Term Loan Two on or after the Third Amendment Effective Date provided for hereunder is subject to the fulfillment, to the reasonable satisfaction of Agent and each affected Lender, of each of the following conditions precedent (the inclusion of KB Target’s Accounts and Inventory and the making of Term Loan Two by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) The KB Acquisition closing shall occur on or before September 22, 2018.

(b) Agent shall have received such duly executed joinder documents, in form and substance reasonably satisfactory to Agent, as are reasonably required to satisfy the requirements of Section 10.1.9, with respect to the KB Target and its Subsidiaries (the “KB Target Joinder”).

(c) Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that the KB Acquisition has been consummated or shall be consummated pursuant to the KB Purchase Agreement substantially concurrently with the initial funding of the Loans on the Third Amendment Effective Date (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the interests of the Agent without the consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any decrease in the consideration for the KB Acquisition shall not be deemed to be materially adverse to the Agent so long as such purchase price decrease is applied to reduce the amount of the Commitments hereunder and the commitments under the Second Lien Loan Documents, (ii) any increase in the consideration for the KB Acquisition shall be deemed not to be materially adverse to the interests of the Agent so long as such purchase price increase is funded with an increase in the KB Equity Contribution, (iii) any amendment or other modification (including a waiver or consent related thereto) to the definition of KB Material Adverse Effect without the prior written consent of the Lenders (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of the Agent, and (iv) any working capital adjustment shall not be deemed an increase or decrease in the consideration for the KB Acquisition).

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) The Agent shall have received from the Borrowers and the Guarantors reasonably satisfactory legal opinions, perfection certificates, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; organizational documents; customary evidence of authorization to enter into the Loan Documents in respect of the Obligations; and good standing certificates in jurisdictions of formation/organization, in each case of the Obligors.

(h) The Agent shall have received a solvency certificate from the chief financial officer or equivalent officer of the Borrowers certifying that the Borrowers and their Subsidiaries, on a consolidated basis after giving effect to the Transactions related to the Third Amendment Effective Date, are Solvent, the form of which is attached as Exhibit 6.1(j).

(i) So long as requested at least ten (10) days prior to closing the KB Target Joinder, the Agent and Lenders shall have received, at least five (5) Business Days prior to closing the KB Target Joinder, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(j) From the date of the KB Purchase Agreement through the KB Acquisition closing, no KB Material Adverse Effect shall have occurred.

(k) Prior to, or substantially concurrently with, the funding of Appraised First Lien Revolver Loans or Term Loan Two or both in connection with the financing of the KB Acquisition, there shall have occurred the issuance of not less than an aggregate $108,500,000 of equity capital (the “KB Equity Contribution”) in Ultimate Holdco (subject to reduction for any closing working capital or other purchase price adjustments set forth in the KB Purchase Agreement, and including equity capital issued to fund transaction fees and expenses) and DWC shall own not less than 100% of the Equity Interests of KB Target.

(l) Prior to the funding of the Term Loan Two contemplated hereunder, Agent shall have received (i) appraisals of the KB Real Estate, Calera Real Estate and the KB Equipment, in form and substance reasonably satisfactory to Agent and each Lender with a Term Loan Two Commitment and (ii) the Mortgages for the KB Real Estate and the Related Real Estate Documents for such Mortgages, and (iii) an amendment to the Mortgage for the Calera Real Estate and items (a) and (d) of Related Real Estate Documents with respect to such amended Mortgage, all in form and substance satisfactory to Agent, shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance in all material respects with all terms thereof.

(m) Prior to the funding of the Term Loan Two contemplated hereunder, Agent shall have received an amendment to each Mortgage on all fee owned Real Estate of the Borrowers (other than Calera Real Estate), in form and substance reasonably satisfactory to Agent, duly executed and delivered to the Agent by each of the signatories thereto.

(n) The Agent shall have received the results of lien searches with respect to the KB Target and its Subsidiaries in jurisdictions reasonably selected by it.

(o) The Agent shall have received customary insurance certificates (including “earthquake” insurance), naming the Agent, on behalf of the Lenders, as lenders loss payee or additional insured, as applicable, together with the appropriate lenders loss payee endorsements and additional insured endorsements; provided, however, insurance coverages pertaining to any Real Estate shall only be a condition precedent to the funding of the Term Loan Two contemplated hereunder.

(p) All consents and approvals of the boards of directors (including, without limitation, the board of directors of KB Target), shareholders or members as applicable, and Governmental Authorities reasonably necessary in connection with the KB Acquisition and the Loan Documents and the transactions contemplated hereunder and thereunder shall be obtained.

(q) Prior to, or substantially concurrently with, the funding of Appraised First Lien Revolver Loans Agent shall have received a pro forma Borrowing Base Certificate based on the Borrowing Base dated as of June 30, 2018, and delivered to Agent pursuant to Section 8.1, after giving pro forma effect to the KB Inventory and Accounts of KB Target and its Subsidiaries that qualify as Eligible Inventory and Eligible Accounts, respectively.

(r) Prior to, or substantially concurrently with, the funding of the Term Loan Two in connection with the financing of the KB Acquisition, the KB Target and its Subsidiaries shall repay the existing debt relating to the Credit Agreement, dated as of April 19, 2016 among the KB Target, certain other entities party thereto as loan parties, American AgCredit, PCA as the administrative agent, and other financial institutions as lenders party thereto and all security interests and guarantees in connection with the said credit facility shall have been terminated and released.

(s) Prior to the funding of the Term Loan Two contemplated hereunder, the Agent shall have received items set forth in paragraphs (a) and (d) of Related Real Estate Documents with respect to the fee owned Real Estate of the Borrowers (excluding any fee owned Real Estate of KB Target and its Subsidiaries and Calera Real Estate), and legal opinions with respect to the enforceability of any Mortgages of the Borrowers (excluding any fee owned Real Estate of KB Target and its Subsidiaries and Calera Real Estate), delivered in accordance with Section 6.2(m); provided that the mortgage title insurance policies required hereunder shall be issued by the insurer without any requirement for new surveys and instead relying on a no-change affidavit and if the title insurer does so require new surveys, the time period for all such deliverables shall be extended as reasonably agreed by the Agent. The parties agree that other than the Related Real Estate Documents and Mortgages required to be delivered to the Agent as per Section 6.2(l), Section 6.2(m) and this Section 6.2(s), no other Related Real Estate Documents and/or Mortgages are to be delivered and the Agent acknowledges that, upon such delivery, the Borrower has complied with its obligations relating to delivery of Related Real Estate Documents and Mortgages hereunder.

6.3 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit, other than the initial Loans made to fund the Project Vine Acquisition, and which satisfy the conditions precedent in Section 6.1 unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (provided that if a representation or warranty is by its terms already subject to a materiality qualifier, it shall not be further subject to the materiality qualifier in this Section) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect ; and

(d) With respect to the issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Notwithstanding the foregoing in this Section 6.3, in respect of any Loan made pursuant to Section 2.1.7 that is used for the purpose of consummating a Permitted Acquisition or an Investment permitted under the terms of this Agreement, clauses (a) and (b) in this Section 6.3 shall be replaced with the following clauses (e) and (f), respectively:

(e) No Event of Default under Section 11.1(a) or 11.1(j) shall exist at the time of, or result from, such funding, issuance or grant; and

(f) the Specified Representations shall be true and correct in all material respects (provided that if a representation or warranty is by its terms already subject to a materiality qualifier, it shall not be further subject to the materiality qualifier in this Section) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date).

Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith (including, without limitation, customary legal opinions requested by Agent in connection with any Loan made pursuant to Section 2.1.7).

6.4 Conditions Subsequent. The obligation of the Lenders to continue to extend credit hereunder is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the term thereof (unless such date is extended, in writing, by Agent), shall constitute an Event of Default):

(a) Within thirty (30) days after the Closing Date (or such longer period as the Agent may reasonably agree), Borrowers shall use commercially reasonable efforts to obtain Lien Waivers for all of Project Vine Target’s leased locations and locations which are not owned by any Obligor where (i) Collateral with fair market value in excess of $100,000 ($500,000 with respect to grape crush facilities) is stored or maintained or (ii) where Project Vine Target maintains its books and records.

(b) Within one hundred twenty (120) days after the Closing Date (or such longer period as the Agent may reasonably agree), all of Borrowers’ principal cash management and other treasury services (including deposit accounts, lockboxes, funds transfer, and other treasury management services) shall be maintained at Bank of the West or one or more of the Lenders (except for Deposit Accounts that constitute Excluded Assets) and shall be subject to control agreements (in form and substance reasonably satisfactory to Agent), establishing Agent’s control over and first priority perfected Lien in such accounts, which control may be exercised exclusively by Agent during any Trigger Period.

(c) Within one hundred twenty (120) days after the Closing Date (or such longer period as the Agent may reasonably agree), Borrowers will comply with the interest rate protection requirements set forth in Section 10.1.10.

(d) Within one hundred twenty (120) days after the Closing Date (or such longer period as the Agent may reasonably agree), Borrowers shall have delivered to Agent a water rights assessment of the Real Estate owned by such Borrowers and evidence, in form and substance reasonably satisfactory to the Agent, of commercially reasonable implementation of the recommendations set forth therein.

(e) Within thirty (30) days after the Third Amendment Effective Date (or such longer period as the Agent may reasonably agree), Borrowers shall use commercially reasonable efforts to obtain Lien Waivers for all of KB Target’s leased locations where (i) Collateral with fair market value in excess of $100,000 ($500,000 with respect to grape crush facilities) is stored or maintained or (ii) where KB Target maintains its books and records.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) Real Estate;

(m) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a)(i) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest therein is prohibited by Applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (ii) pledges and security interests prohibited by Applicable Law (with no requirement to obtain the consent of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute) (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (iii) any lease, license in which a Borrower is the licensee, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (iv) motor vehicles, airplanes and other assets subject to certificates of title; (v) any assets to the extent a security interest in such assets could result in material adverse tax consequences, as reasonably determined by Borrowers in consultation with the Agent; (vi) letter of credit rights (to the extent a security interest therein cannot be perfected by UCC filings) and commercial tort claims below $750,000; (vii) margin stock and stock and assets of unrestricted subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities and immaterial subsidiaries; (viii) any fee-owned Real Estate with a fair market value (to be determined in good faith by the Borrowers) of less than $1,000,000 or that is located in a jurisdiction other than the U.S.; provided, however, all Real Estate owned in fee by any Borrower or Guarantor as of the date hereof shall be deemed Collateral and shall be subject to a mortgage in favor of the Agent; (ix) any leasehold interests in Real Estate; (x) any asset held directly or indirectly by any Foreign Subsidiary; (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (xii) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties (that are not Obligors) (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (xiii) any property subject to a purchase money or capital lease financing arrangement or similar arrangement permitted hereunder to the extent such documents governing such arrangement do not permit other liens on such property; (xiv) any assets acquired in connection with a permitted acquisition or permitted investment subject to liens permitted hereunder and which are subject to contractual arrangements prohibiting a lien securing the Obligations (that were not entered into in contemplation of such acquisition); (xv) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, in each case, as reasonably determined by the Agent and Borrowers; (xvi) petty cash accounts less than $25,000 individually and in the aggregate less than $100,000; (xvii) equity interests in Bootlegger, and (xviii) the “CIRQ” trademarks owned by Domaine M.B., LLC, a California limited liability company (“Domaine”), to be transferred to Michael Scott Browne and the Browne Living Trust (collectively, the “Browne Parties”) on or prior to August 31, 2018, pursuant to that certain Agreement, dated as of February 16, 2018 by and among Domaine, the Browne Parties and the other parties thereto and (b) the Borrowers and Guarantors shall not be required with respect to any assets located outside the U.S. or assets that require action under the laws of any jurisdiction other than the U.S. to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the U.S.) (the foregoing described in clauses (a)(i) through (xviii) and (b) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary herein or in any other Loan Document, Obligations in respect of Revolver Loans and LC Obligations issued under Revolver Commitments shall not be secured by any Collateral constituting Real Estate whether now owned or hereafter acquired.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any such Deposit Account maintained by such Borrower, without inquiry into the authority or right of Agent to make such request; provided, however, that Agent agrees not to make such a request or otherwise deliver a notice of exclusive control under any Deposit Account Control Agreement unless an Event of Default then exists.

7.2.2 Cash Collateral. Cash Collateral may be invested in Cash Equivalents, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due and payable, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3 Real Estate Collateral.

7.3.1 Lien on Real Estate. The Obligations (other than Obligations in respect of Revolver Loans and LC Obligations) shall also be secured by Mortgages upon all Real Estate owned by Obligors, other than Real Estate owned by Obligors that constitutes an Excluded Asset. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that if pursuant to the applicable state law a mortgage tax will be owed on the full amount of the indebtedness evidenced hereby, then the amount secured by the applicable Mortgage shall be limited to an amount mutually agreed upon by Agent and Borrowers, but not less than 100% of the fair market value of the applicable Real Estate at the time the applicable Mortgage is delivered. If any Borrower acquires Real Estate hereafter, other than Real Estate that constitutes an Excluded Asset, Borrowers shall, within sixty (60) days (as such date may be extended in writing from time to time by Agent) after such acquisition, execute and deliver a Mortgage in recordable form sufficient to create a first priority Lien in favor of Agent on such Real Estate subject to Permitted Liens, and shall deliver all Related Real Estate Documents (except as may be waived by the Agent at the direction of the Supermajority Lenders).

7.3.2 Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations (other than Obligations in respect of Revolver Loans and LC Obligations), each Borrower hereby collaterally assigns to Agent all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of Real Estate to which such Borrower is lessor (as a fee owner of such Real Estate), and all extensions, renewals, modifications and proceeds thereof, except to the extent such interest constitutes an Excluded Asset.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim for which a claim has been asserted (other than a Commercial Tort Claim for less than $750,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2 Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights, in each case having a fair market value in excess of $250,000, and shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including using commercially reasonable efforts to obtain any appropriate possession, control agreement or Lien Waiver. If any Collateral having a fair market value in excess of $250,000 is in the possession of a third party, at Agent’s request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon reasonable request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary, and any stock in excess of such percentage shall be an Excluded Asset.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the 25th day of each month (or the third Business Day of each week, during a Trigger Period), Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month (or week and month, during a Trigger Period), and at any time an Event of Default has occurred and is continuing, at such other times as Agent may reasonably request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation in its Permitted Discretion (a) to reflect its reasonable estimate of declines in value of any Collateral; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve

8.2 Administration of Accounts .

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, on or before the last Business Day of each month (or the third Business Day of each week, during a Trigger Period), a detailed aged trial balance of all Accounts as of the end of the preceding month, or week, as the case may be, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and other information as Agent may reasonably request. Each Borrower shall also provide to Agent, annually (or more frequently if reasonably requested by Agent) addresses for each of such Borrower’s Account Debtors. If Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any material, past due Taxes, Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Concurrently with any field examination or upon the occurrence and during the continuation of an Event of Default, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent on the last Business Day of each month inventory and reconciliation reports in form reasonably satisfactory to Agent, as of the last day of the preceding calendar month. Each Borrower shall conduct a physical inventory at least once per calendar year and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.

8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with all material requirements of Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all material requirements of Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases and except in the case of a bona fide dispute) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon Agent’s reasonable request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) Permitted Asset Dispositions, (b) replacement of Equipment that is worn, damaged or obsolete with other Equipment of like function, if the replacement Equipment is acquired (or committed to be acquired) within 365 days after such disposition and is free of Liens (other than Permitted Liens), and (c) any disposition that is permitted under Section 10.2.6 hereof.

8.4.3 Condition of Equipment. The Equipment material to the Borrowers’ business is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment material to its business is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer’s published and recommended specifications. No Borrower shall permit any Equipment having a fair market value in excess of $250,000 to become affixed to Real Estate leased by such Borrower unless such Borrower has used commercially reasonable efforts to obtain a Lien Waiver or similar instrument from the applicable landlord or mortgagee.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers. Subject to Section 6.4(b), each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account constituting an Excluded Asset). Each Borrower shall be the sole account holder of such Deposit Account and shall not allow any other Person (other than Agent) to have control over such Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6 General Provisions.

8.6.1 Location of and Access to Collateral. All tangible items of Collateral, other than Inventory in transit or delivered for repair or Inventory located outside of the United States or Canada and having an aggregate retail value not in excess of $100,000, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, (as such Schedule 8.6.1 may from time to time be updated by Borrower Agent providing written notice to

Agent; provided, however, that any location outside of the United States or Canada must be approved in advance and in writing by Agent) except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) move Collateral to another location in the United States, upon 10 Business Days’ prior written notice to Agent (or such shorter period as Agent may agree); provided, however that if there was a Lien Waiver for the prior location, Borrowers shall use commercially reasonable efforts to obtain a Lien Waiver for the new location; and (c) maintain Collateral at other locations having an aggregate retail value not to exceed $100,000 at any single location ($500,000 with respect to grape crush facilities). Upon the request of Agent, each Borrower agrees to use commercially reasonable efforts to obtain a Lien Waiver (i) for all Collateral having an aggregate retail value in excess of $100,000 located on leased premises, in a warehouse or subject to a bailment arrangement ($500,000 with respect to grape crush facilities), (ii) for any leased premises where any Obligor maintains its books and records and (iii) Collateral consisting of Intellectual Property subject to a License.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to tangible items of Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) as are reasonably satisfactory to Agent. From time to time upon request (but no less frequently than annually), Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee, mortgagee under a standard mortgage clause or additional insured, as appropriate; (ii) requiring 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason (or in the case of non-payment, at least ten (10) days’ prior written notice); and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all claim reports made to insurance companies where the claim made is in excess of $500,000. Subject to Section 5.4.2, while no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as proceeds in excess of $500,000 are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any Net Proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding, including the Term Loans. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Term Loans pursuant to Sections 5.4.2 and 5.4.7, then to Revolver Loans and then to other Obligations.

(c) If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate or for reinvestment in other Property useful to the business constituting capital assets (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens; (iv) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $3,000,000.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4 Defense of Title. Each Borrower shall take all reasonable actions to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default which is continuing, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent reasonably deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be reasonably necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems reasonably appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, Intermediate Holdco, and each Borrower makes in respect of each Obligor as of the Closing Date and at and as of the date of the making of each Revolver Loan, Capital Expenditure Loan, Term Loan Two or other extension of credit made after the Closing Date, each of the following representations and warranties to the Agent and Lenders, each of which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), at and as of the date of the making of each such Revolver Loan, Capital Expenditure Loan, Term Loan Two or other extension of credit, as though made on and as of the date of such Revolver Loan, Capital Expenditure Loan, Term Loan Two or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

9.1.1 Organization and Qualification. Intermediate Holdco and each Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and, where applicable, in good standing as a foreign corporation or limited liability company (as applicable) in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other organizational action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor, except, as set forth solely in clause (c), as could not reasonably be expected to have a Material Adverse Effect.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Obligor and each of its respective Subsidiaries, its name, jurisdiction of organization, authorized and issued Equity Interests and holders of its Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor has, nor has any of its Subsidiaries, acquired any substantial part of the assets of any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Liens of the Agent and Second Lien Agent, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5 Title to Properties; Priority of Liens.

(a) Schedule 9.1.5 sets forth all of the Real Estate owned by Obligors other than Real Estate owned by Obligors that constitutes an Excluded Asset.

(b) Each Obligor has valid title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property necessary to the conduct of its business, including all such Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except for Permitted Liens and any Liens that do not, in the aggregate, materially and adversely (i) interfere with the Ordinary Course of Business on the applicable Real Estate, (ii) interfere with the ability to utilize such assets for their intended purposes, or (iii) effect the value of such assets.

(c) Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.

(d) To the extent required under this Agreement, all Liens of Agent in the Collateral, or with respect to the Real Estate subject to a Mortgage, upon proper recordation of the Mortgages in the applicable land records will, constitute duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by any Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all material respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or made available to Agent on its request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien and Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law validly restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto or otherwise described in the reports submitted to Agent hereunder; and

(g) to each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements.

(a)

(i) Borrowers have delivered to Agent and Lenders (i) the audited consolidated financial statements of the Seller, consisting of the audited consolidated balance sheet and the related audited consolidated statements of income, changes in members’ equity and cash flows for the Fiscal Years ended on July 31, 2013, July 31, 2014 and July 31, 2015 and (ii) the unaudited consolidated financial statements of the Seller, consisting of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows for each Fiscal Quarter ending at least forty-five (45) days prior to the Closing Date, and (iii) the unaudited consolidated financial statements of the Seller, consisting of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows for each fiscal month (that is not also the end of a Fiscal Quarter) ending at least thirty (30) days prior to the Closing Date (collectively, the “Historic Seller Financial Statements”). Except as disclosed in the Project Vine Purchase Agreement, if applicable, the Historic Seller Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Seller as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by the Borrowers to be reasonable in light of the circumstances at such time.

(ii) Borrowers have delivered to Agent and Lenders (i) the audited consolidated financial statements of KB Target, consisting of the audited consolidated balance sheet and the related audited consolidated statements of income, changes in members’ equity and cash flows for the Fiscal Years ended on December 31, 2015, December 31, 2016 and December 31, 2017 and (ii) the unaudited consolidated financial statements of the KB Target, consisting of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows for fiscal month ending March 31, 2018, April 30, 2018 and May 31, 2018 (in each case, year to date) (collectively, the “Historic KB Target Financial Statements”). Except as disclosed in the KB Purchase Agreement, if applicable, the Historic KB Target Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of KB Target as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end adjustments). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by the Borrowers to be reasonable in light of the circumstances at such time.

(b) Since July 31, 2017, there has been no Material Adverse Effect.

(c) No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such financial statement not materially misleading at such time in light of the circumstances under which such financial statement was furnished.

(d) The Obligors, on a consolidated basis, are Solvent.

9.1.8 Surety Obligations. No Obligor or Subsidiary of any Obligor is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes. Each Obligor and each Subsidiary of any Obligor has filed all federal and state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year. Notwithstanding the foregoing, no Obligor or Subsidiary shall not be deemed to have breached the representations and warranties under this Section 9.1.9 if they have failed to file immaterial tax returns or failed to pay immaterial Taxes. In this connection, “immaterial” means (i) with respect to tax returns, tax returns which individually and in the aggregate with other similar tax returns, have a Tax liability of not more than $250,000, and (ii) with respect to Taxes, Taxes which individually and in the aggregate with other Taxes, do not total more than $250,000.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except as could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) except as could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary as of the date hereof is shown on Schedule 9.1.11.

9.1.12 Governmental Approvals. Each Borrower and Subsidiary is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There are no pending written citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA or PACA or any applicable state counterpart statute.

9.1.14 Compliance with Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, and except as disclosed on Schedule 9.1.14, (i) no Borrower’s or any Subsidiary’s operations, Real Estate or other Properties are, as a result of or in connection with the conduct of any Borrower or Subsidiary, subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release; (ii) no Borrower or any Subsidiary has received any Environmental Notice that remains outstanding or unresolved; and (iii) no Borrower or any Subsidiary has any material obligation to investigate or remediate any Environmental Release under any Environmental Law.

9.1.15 Burdensome Contracts . No Borrower or Subsidiary is party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is a party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as expressly permitted under this Agreement. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation . Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Obligor or any Subsidiary of any Obligor, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim for which a claim has been asserted (other than a Commercial Tort Claim for less than $750,000). No Obligor or any Subsidiary of any Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or any Subsidiary of any Obligor is in default under any Material Contract, which default could reasonably be expected to have a Material Adverse Effect.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) Except as could not reasonably be expected to have a Material Adverse Effect, (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) no Pension Plan has any Unfunded Pension Liability; (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (vi) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and administered in substantial compliance with the requirements of applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or any Subsidiary of any Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate would cause losses to the business of such Borrower or Subsidiary that could reasonably be likely to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or any Subsidiary of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, no Obligor or any Subsidiary of any Obligor is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or any Subsidiary of any Obligor’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, which could reasonably be expected to result in a Material Adverse Effect.

9.1.21 Payable Practices. No Obligor or any Subsidiary of any Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity. No Obligor or any Subsidiary of any Obligor is an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. No Obligor or any Subsidiary of any Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock in a manner that would result in a violation of Regulation U. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 Acquisition Documents.

(a) Project Vine Acquisition.

(i) Borrowers have delivered to Agent a complete and correct copy of the Project Vine Purchase Agreement, including all schedules and exhibits thereto. The execution, delivery and performance of the Project Vine Purchase Agreement have been duly authorized by all necessary action on the part of Borrowers.

(ii) To Borrower Agent’s knowledge, none of the Project Vine Seller’s representations or warranties in the Project Vine Purchase Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not materially misleading in light of the circumstances in which such statements were made, in any case that could reasonably be expected to result in a Material Adverse Effect.

(iii) Project Vine Purchase Agreement is the legal, valid and binding obligation of Borrower Agent, enforceable against Borrower Agent in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) general equitable principles. Borrower Agent is not in default of any material obligations under the Project Vine Purchase Agreement. All representations and warranties made by Borrower Agent in the Project Vine Purchase Agreement and in the certificates delivered in connection therewith are true and correct in all material respects (other than with respect to any representations and warranties that are made as of an earlier date which shall be true and correct in all materials respects as of such earlier date and provided that any such representation and warranty shall be qualified by materiality of “Material Adverse Effect” or similar language shall be accurate in all respects).

(iv) As of the Closing Date, all requisite approvals by Governmental Authorities required in order to consummate the transactions in accordance with the Project Vine Purchase Agreement have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Lenders.

(v) As of the Closing Date, the Project Vine Acquisition has been consummated in all material respects in accordance with the Project Vine Purchase Agreement and all Applicable Laws. As of the Closing Date, after giving effect to the transactions contemplated by the Project Vine Purchase Agreement, Borrowers will have good title to the assets acquired pursuant thereto, free and clear of all Liens other than Permitted Liens.

(b) KB Acquisition.

(i) Borrowers have delivered to Agent a complete and correct copy of the KB Purchase Agreement, including all schedules and exhibits thereto. The execution, delivery and performance of the KB Purchase Agreement have been duly authorized by all necessary action on the part of Borrowers.

(ii) To Borrower Agent’s knowledge, none of the KB Seller’s or KB Target’s representations or warranties in the KB Purchase Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not materially misleading in light of the circumstances in which such statements were made, in any case that could reasonably be expected to result in a Material Adverse Effect.

(iii) The KB Purchase Agreement is the legal, valid and binding obligation of Borrower Agent, enforceable against Borrower Agent in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) general equitable principles. Borrower Agent is not in default of any material obligations under the KB Purchase Agreement. All representations and warranties made by Borrower Agent in the KB Purchase Agreement and in the certificates delivered in connection therewith are true and correct in all material respects (other than with respect to any representations and warranties that are made as of an earlier date which shall be true and correct in all materials respects as of such earlier date and provided that any such representation and warranty shall be qualified by materiality of “Material Adverse Effect” or similar language shall be accurate in all respects).

(iv) As of the Third Amendment Effective Date, all requisite approvals by Governmental Authorities required in order to consummate the transactions in accordance with the KB Purchase Agreement have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Lenders.

(v) As of the Third Amendment Effective Date, the KB Acquisition has been consummated in all material respects in accordance with the KB Purchase Agreement and all Applicable Laws. As of the Third Amendment Effective Date, after giving effect to the transactions contemplated by the KB Purchase Agreement, Borrowers will have good title to the assets acquired pursuant thereto, free and clear of all Liens other than Permitted Liens.

9.1.25 OFAC; Other Anti-Corruption Laws. No Obligor nor any of its Subsidiaries is in material violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Obligor nor any of its Subsidiaries (a) is Sanctioned Person or a Sanctioned Entity (b) is owned or controlled by a Sanctioned Person or Entity, (c) has its assets located in Sanctioned Entities, or (d) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan or Letter of Credit made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. The Obligors and their respective Subsidiaries have implemented, and maintain in effect, policies and procedures designed to ensure compliance by such Person and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Obligors and their respective Subsidiaries and their respective officers and directors and to the knowledge of the Obligors and their respective Subsidiaries its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

9.1.26 Patriot Act; Other Anti-Terrorism Laws. To the extent applicable, each Obligor and each of its Subsidiaries is in compliance, in all material respects, with all Anti-Terrorism Laws and has not engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering. No part of the proceeds of the Loans or Letter of Credit made hereunder will be used by any Obligor or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.1.27 Status as Holding Company. Intermediate Holdco is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents and the other agreements contemplated by the Project Vine Purchase Agreement to which it is a party and any other agreements entered into by Intermediate Holdco contemplated by the KB Purchase Agreement and such other agreements permitted to be entered into hereunder), own any material assets (other than the Equity Interests of the Borrower Agent) or engage in any operations or business (other than the ownership of the Borrower Agent).

9.1.28 Hedging Agreements. On each date that any Hedging Agreement is executed, Borrower and each other Obligor shall satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act and the Commodity Futures Trading Commission regulations.

9.1.29 Inventory. Agent may rely, in determining whether Inventory is Eligible Inventory, on all statements and representations made by any Borrowers with respect thereto. Borrowers warrant, with respect to such Inventory at the time it is shown as an Eligible Inventory in a Borrowing Base Certificate, that:

(a) such Inventory is of good and merchantable quality, free from known defects,

(b) such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory, and

(c) each Obligor keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

9.2 Complete Disclosure. The Loan Documents taken as a whole do not contain any untrue statement of a material fact, nor fail to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which such statements were made. There is no fact or circumstance (other than general economic conditions) that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

9.3 Amendment of Schedules. Borrower Agent may amend any one or more of the Schedules to this Agreement (subject to prior notice to Agent) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended and any Default or Event of Default that exists solely as a result of the failure to amend such Schedule shall from and after the date of any such amendment be waived automatically without further action by Agent or the Lenders; provided, however, (a) that in no event shall the failure to make an immaterial amendment to any such Schedule constitute a Default or Event of Default; (b) no Default or Event of Default shall exist or have occurred by virtue of any changes disclosed on such Schedules if the disclosed items would not have resulted in a Default or Event of Default if disclosed on the Closing Date, as applicable; and (c) the amendment of a Schedule shall not constitute a waiver or modification of any of the covenants contained in Sections 10.1 or 10.2.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Until Full Payment of the Obligations, Intermediate Holdco shall, and shall cause each Subsidiary to, at all times:

10.1.1 Inspections; Appraisals.

(a) Permit Agent, or any third party used for such purposes, from time to time, subject (except when a Default or an Event of Default exists) to reasonable notice and during normal business hours, to visit and inspect the Properties of Intermediate Holdco, any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, conduct appraisals, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations (subject to existing confidentiality obligations and attorney-client privileges). Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Intermediate Holdco and each Obligor acknowledges that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and no Obligor shall not be entitled to rely upon them.

(b) Commencing with calendar year 2018 and continuing for each calendar year thereafter, reimburse Agent for all reasonable and documented charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times before November 30th of each calendar year; and (ii) appraisals of Inventory up to two times before November 30th of each calendar year; provided, however, that if an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in a manner to allow financial statements to be prepared in accordance with GAAP; and furnish to Agent and Lenders (subject to the limitations on distribution of any such information to Public Lenders as described in Section 14.3.3):

(a) as soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Intermediate Holdco and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by ~~Moss Adams, LLC~~PricewaterhouseCoopers or any firm of independent certified public accountants of recognized standing selected by Intermediate Holdco and reasonably acceptable to Agent (it being agreed that for the Fiscal Year ending July 31, 2017, only the post-acquisition period will be required to be audited), and shall set forth, beginning with the Fiscal Year ending July 31, 2018 in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) Prior to the occurrence of a Qualified IPO, as soon as available, and in any event within thirty (30) days after the end of each month (other than the end of a Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Intermediate Holdco and its Subsidiaries, setting forth in comparative form, beginning with the Fiscal Year ending July 31, 2017, corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP (and noting any purchase accounting adjustments) in order to present financial performance and measure financial covenants at normalized levels, and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Intermediate Holdco and its Subsidiaries, setting forth in comparative form, corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP (and noting any purchase accounting adjustments) in order to present financial performance and measure financial covenants at normalized levels, and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clause (c) above on a quarterly basis, a Compliance Certificate executed by the chief financial officer or treasurer of Borrower Agent;

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to any Borrower by their accountants in connection with such financial statements;

(f) (i) concurrently with the delivery of the Borrowing Base Certificate required pursuant to Section 8.1, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, a detailed trade payable aging, and a detailed Accounts aging, all in form reasonably satisfactory to Agent and (ii) the report set forth in Section 8.2.1 within the prescribed time period set forth therein;

(g) concurrently with the delivery of the Borrowing Base Certificate required pursuant to Section 8.1, a copy of an Inventory report to the extent required pursuant to Section 8.3.1;

(h) Prior to the occurrence of a Qualified IPO, not later than thirty (30) days after the end of each Fiscal Year, the operating budget and cash flow projections of Borrower Agent and its Subsidiaries for such Fiscal Year, month by month;

(i) promptly after the sending or filing thereof, (i) copies of any proxy statements, financial statements or material reports that any ~~Obligor~~direct or indirect parent of Intermediate Holdco has made generally available to its shareholders; (ii) copies of any regular, periodic and special reports or registration statements or prospectuses that any ~~Obligor~~direct or indirect parent of Intermediate Holdco files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange~~; and~~ (provided no delivery of the Form 8K will be required provided the Borrower Agent has notified the Agent of such filing); and (iii) copies of any press releases or other statements made available by any Obligor to the public concerning material changes to or developments in the business of such Obligor;

(j) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(k) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business.

Notwithstanding the foregoing, solely in the event of the use of clause (B) below, (i) at all times following the consummation of a Qualified IPO, solely if and to the extent that the applicable deadline required by the SEC for delivery of the obligations in Sections 10.1.2(a) and 10.1.2 (c) for any period are later than the applicable deadlines for delivery set forth in Sections 10.1.2(a) and 10.1.2(c) (as in effect immediately prior to the consummation of such Qualified IPO) for such period, such deadlines set forth in Sections 10.1.2(a) and 10.1.2(c) shall automatically be deemed to be replaced with such later deadlines as required by the SEC (without any further action or consent of any party to this Agreement), provided, however, in no event shall (x) the financial statements in Section 10.1.2(a) be delivered more than 130 days after the Fiscal Year most recently following consummation of such Qualified IPO, and (y) the financial statements in Section 10.1.2(c) be delivered more than 45 days after the end of each Fiscal Quarter beginning the first full Fiscal Quarter following the consummation of such Qualified IPO, and (ii) the obligations in Sections 10.1.2(a) and 10.1.2(c) may be satisfied with respect to any financial statements of Intermediate Holdco and its Subsidiaries by furnishing (A) the applicable financial statements of Intermediate Holdco or any direct or indirect parent of Intermediate Holdco or (B) the Borrower Agent’s or Intermediate Holdco’s (or any direct or indirect parent of Intermediate Holdco), as applicable, Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission; so long as, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any direct or indirect parent of Intermediate Holdco, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent of Intermediate Holdco, on the one hand, and the information relating to the Intermediate Holdco and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall not be audited, but shall be certified by a Responsible Officer of the Intermediate Holdco as having been fairly presented in all material respects and (ii) if such financial statements are in lieu of financial statements required to be provided under Section 10.1.2(a), such consolidated statements shall be audited and certified (without qualification) by PricewaterhouseCoopers or any firm of independent certified public accountants of recognized standing selected by Intermediate Holdco and reasonably acceptable to Agent.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of an Obligor obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if the foregoing could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any material default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $250,000; (f) the assertion of any Intellectual Property Claim that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, if any such Environmental Release could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice, if receipt of such Environmental Notice could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business, at least 10 days prior to such opening (in each case, subject to the limitations on distribution of any such information to Public Lenders as described in Section 14.3.3).

10.1.4 Landlord and Storage Agreements. Upon reasonable request, provide Agent with copies of all existing agreements that are material to the conduct of any Obligor’s business, and promptly after execution thereof, if requested by Agent, provide Agent with copies of all future agreements that are material to the conduct of any Obligor’s business between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral having an aggregate value in excess of $100,000 is kept in the United States or that otherwise possesses or handles any portion of the Collateral having an aggregate value in excess of $100,000 ($500,000 with respect to grape crush facilities).

10.1.5 Compliance with Laws . Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, PACA, Anti-Terrorism Laws, Anti-Corruption Laws and laws regarding collection and payment of Taxes, laws regarding the labeling of wine bottles, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. The Obligors and their respective Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Without limiting the generality of the foregoing, if any Borrower or any Subsidiary obtains knowledge (after reasonable inquiry) of an Environmental Release that occurs at or on any Properties of such Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect on such Property, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and subject to any right of such Borrower or Subsidiary to contest, take appropriate action to remediate, such Environmental Release as required by Environmental Law, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or are individually and in the aggregate with other unpaid Taxes, not more than $250,000.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) with respect to the Properties and business of any Obligor and its Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance or its equivalent customary in the premium wine industry as provided by wine stock valued at selling price, including all profit margins, or otherwise reasonably satisfactory to Agent, with deductibles and subject, if requested by Agent, to an insurance assignment reasonably satisfactory to Agent.

10.1.8 Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect, promptly notify Agent of any proposed material modification to any such License, or entry into any new material License, in each case at least 10 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any such material License, except where such default or breach could not reasonably be expected to have a Material Adverse Effect.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and:

(a) if such Person is a wholly owned material Subsidiary and not an Excluded Subsidiary, cause it (i) either (x) to guaranty the Obligations in a manner reasonably satisfactory to Agent within twenty (20) Business Days of formation or acquisition thereof (or such longer period as the Agent may reasonably agree), or (y) to be a Borrower under this Agreement in a manner reasonably satisfactory to Agent within twenty (20) Business Days of formation or acquisition thereof (or such longer period as the Agent may reasonably agree) and (ii) to execute and deliver such other documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person constituting Collateral, including, if requested by Agent, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate;

(b) if any Equity Interests or Debt of such Person are owned by or on behalf of any Obligor, to pledge such Equity Interests and promissory notes evidencing such Debt (except that, if such Subsidiary is a CFC or CFC Holding Company that is not joined as an Obligor, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding Equity Interests of such Subsidiary) to secure obligations of any Borrower organized under the laws of the United States, in each case, in form and substance reasonably satisfactory to Agent.

10.1.10 Interest Rate Protection. Within 120 days after the Closing Date, enter into one or more interest rate hedges to fix or limit the interest rate risks of Borrowers with respect to the Term Loan One in a principal amount no less than 50% of the applicable Term Loan Commitment for a period of not less than two years on terms and with counterparties reasonably satisfactory to Agent, which may be in the form of an “out of the money” interest rate cap.

Within 120 days after the Third Amendment Effective Date, enter into one or more interest rate hedges to fix or limit the interest rate risks of Borrowers with respect to the Term Loan Two in a principal amount no less than 50% of the applicable Term Loan Commitment for a period of not less than two years on terms and with counterparties reasonably satisfactory to Agent, which may be in the form of an “out of the money” interest rate cap.

10.1.11 Intellectual Property. Keep all material Intellectual Property necessary to the conduct of the business of each Obligor in full force and effect, including timely filing any renewals required to maintain the Intellectual Property and promptly notify Agent of any proposed modification to any such Intellectual Property, if such modification would result in the inability to maintain or renew the relevant registered Intellectual Property.

10.1.12 Material Contracts. Keep each Material Contract with suppliers of Inventory, managers of vineyards, companies providing compliance services in connection with state and federal alcohol control commissions necessary to the conduct of the business in full force and effect unless the termination of such Material Contract could not be reasonably likely to result in a Material Adverse Effect; provided, any Material Contract may be replaced or supplemented with a new or existing contract or contracts.

10.1.13 Eligible Equipment. Each Obligor agrees that any Equipment that constitutes Eligible Equipment shall be and remain personal property notwithstanding the manner of their annexation to any Real Estate owned by any Obligor or the adaptability to the uses and purposes of such Equipment.

10.2 Negative Covenants. Until Full Payment of the Obligations, Intermediate Holdco shall not, and shall cause each Subsidiary not to, at all times:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Debt (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with the proceeds of the initial Loans;

(e) Debt with respect to Bank Products and Debt pursuant to Hedging Agreements permitted under Section 10.2.14;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $500,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $500,000 in the aggregate at any time;

(j) Debt of (i) any Obligor to any other Obligor, (ii) any Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (iii) any Obligor to a Subsidiary that is not an Obligor in an amount not to exceed $100,000; (iv) any Subsidiary that is not an Obligor to any Obligor, and (v) guaranty obligations of any Obligor in respect of Debt otherwise permitted hereunder of any Obligor provided all such Debt owing by an Obligor is subject to the Intercompany Subordination Agreement;

(k) Debt incurred to pay premiums under policies of insurance and related interest due thereunder;

(l) Debt attributable to credit card “charge-backs” incurred in the Ordinary Course of Business;

(m) Debt which may be deemed to exist as a result of the existence of any worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance claims, guaranties, or similar obligations incurred in the Ordinary Course of Business;

(n) Debt in respect of netting services and overdraft protections in connection with Deposit Accounts in the Ordinary Course of Business; and

(o) Debt incurred by a Borrower or any of its Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, in connection with Permitted Acquisitions or permitted dispositions of any business, asset or Subsidiary of Borrower or any of its Subsidiaries.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Liens that secured the Second Lien Obligations to the extent the same are subordinated to the Liens in favor of Agent;

(c) Purchase Money Liens securing Permitted Purchase Money Debt;

(d) Liens for Taxes not due and payable or being Properly Contested;

(e) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due and payable or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f) Liens incurred or deposits of cash made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, Hedging Agreements, surety and appeal bonds, performance bonds and other similar obligations;

(g) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(i) easements, rights-of-way, restrictions (including zoning restrictions), conditions, building code laws, covenants, other agreements of record, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Estate, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere in any material respect with the Ordinary Course of Business or impair Agent’s Lien on Real Estate in any material respect, taken as a whole, and any exceptions on the final mortgagee title insurance policy issued in connection with any Mortgage; and such other minor defects of title or survey matters that are disclosed by current surveys that do not materially interfere with the current use of the Real Estate and do not otherwise impair Agent’s Lien on Real Estate in any material respect;

(j) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k) pledges or deposits of cash in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(l) Liens securing Debt permitted under Section 10.2.1(e);

(m) Liens arising in the Ordinary Course of Business in favor of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising under Applicable Law in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(n) Liens incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the Ordinary Course of Business;

(o) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under any lease permitted hereunder;

(p) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(q) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business or to the extent permitted under the Loan Documents;

(r) any zoning restrictions or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Estate not materially detracting from the value of such Real Estate;

(s) licenses of patents, trademarks and other intellectual property rights granted by Borrowers or any of their Subsidiaries in the Ordinary Course of Business and not interfering in any respect with the ordinary conduct of the business of Borrowers or such Subsidiary;

(t) Liens incurred in the Ordinary Course of Business on deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Borrowed Money);

(u) Liens in favor of customs and revenue authorities arising as a matter of law and in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods;

(v) Liens in favor of any grower securing payment obligations to such grower which are not past due for a period of more than 60 days, subject to establishment by Agent of an appropriate Grower Reserve;

(w) existing Liens shown on Schedule 10.2.2 and Liens securing Refinancing Debt; provided, that, any Liens relating to such Refinancing Debt shall only attach to the Property which was subject to the Liens so refinanced;

(x) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition of disposition of Investments that are not Restricted Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the Ordinary Course of Business and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(y) Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of an Obligor in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary; and

(z) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business or not materially interfering with the business of the Borrowers or any Subsidiary.

10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $35,000,000 in the aggregate during any Fiscal Year; provided, however, in the event Capital Expenditures during any Fiscal Year are less than the amount permitted for such Fiscal Year, then 50% of the unused amount may be carried over and used in the immediately succeeding Fiscal Year; provided, further, that any amount carried over shall be deemed to be the last amount spent in such succeeding fiscal year. In addition, any Capital Expenditures made with the cash proceeds of any Equity Interest investment specifically designated for the purpose of making Capital Expenditures or with proceeds of Permitted Asset Dispositions, insurance or condemnation awards shall not be deemed Capital Expenditures for purposes of this Section 10.2.3.

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except:

(a) Upstream Payments and Distributions to the direct or indirect parent of Intermediate Holdco to the extent necessary to (i) permit Intermediate Holdco or the direct or indirect parent of Intermediate Holdco to discharge, to the extent attributable to the direct or indirect ownership of Borrowers and their Subsidiaries, the federal consolidated, combined, unitary or similar tax liabilities and any state or local tax liabilities of Intermediate Holdco and the direct or indirect parent of Intermediate Holdco and its Subsidiaries, (ii) permit Intermediate Holdco and the direct or indirect parent of Intermediate Holdco to pay franchise taxes, audit costs, board costs, insurance costs and other administrative costs and expenses customary for such a company (including directors and officers insurance payments and to the extent applicable, customary administrative costs and expenses applicable to any public company which is a direct or indirect parent of Intermediate Holdco), in each case so long as the amount of any such Distribution is applied for such purpose; and (iii) make tax-related payments required under the Project Vine Purchase Agreement.

(b) Each Subsidiary of an Obligor may make Distributions to any Borrower;

(c) the Obligors and each Subsidiary may declare and make dividend payments or distributions payable solely in the common stock or other common Equity Interests of such Person, so long as it does not result in a Change of Control;

(d) a Distribution to the extent permitted under Section 10.2.16(e);

(e) the Borrowers may make Distributions to Intermediate Holdco, and Intermediate Holdco may make Distributions to ~~Ultimate~~the direct or indirect parent of Intermediate Holdco, the proceeds of which are used substantially contemporaneously, directly or indirectly, to redeem or repurchase Equity Interests from officers, directors, employees, advisors or consultants (or any spouses, ex-spouses, or estates of any of the foregoing) of any Obligor or any of its Subsidiaries, upon termination of employment in connection with the exercise of stock options, stock appreciation rights or other equity incentives or equity based incentives or in connection with the death or disability of such Persons; provided, that, in all such cases (i) the aggregate amount of such payments in respect of all such Equity Interests so redeemed or repurchased shall not exceed

$~~2,500,000~~10,000,000 in any Fiscal Year (ii) immediately before and after making such Distribution, no Event of Default shall have occurred and be continuing or result therefrom, (iii) immediately before and after giving effect to such Distribution on a pro forma basis, Borrowers shall have Availability in an amount equal to no less than ~~$10,000,000 of Availability~~seventeen and one-half percent (17.5%) of the Revolver Commitments.

(f) Any payment permitted or required pursuant to Section 5.13 of the Second Lien Loan Agreement.

(g) 2021 Distribution, so long as immediately before and after giving effect to any such 2021 Distribution on a pro forma basis, Borrowers shall have Availability in an amount equal to no less than seventeen and one-half percent (17.5%) of the Revolver Commitments.

10.2.5 Restricted Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, a transfer of Property by a Subsidiary or Obligor to a Borrower, or the transfer of the “CIRQ” trademarks owned by Domaine to the Browne Parties on or prior to August 31, 2018, pursuant to that certain Agreement, dated as of February 16, 2018 by and among Domaine, the Browne Parties and the other parties thereto.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business but not to exceed $250,000 in the aggregate outstanding at any one time; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by an Obligor to another Obligor that are subject to the Intercompany Subordination Agreement, and (e) advances or loans, each evidenced by promissory notes, to officers, directors or employees for the purchase by such officers, directors or employees of Equity Interests of ~~Ultimate~~the direct or indirect parent of Intermediate Holdco or Intermediate Holdco so long as either (i) Intermediate Holdco makes a capital contribution in cash in the full amount thereof to Borrowers or (ii) such loans do not otherwise exceed $250,000 in the aggregate outstanding at any one time.

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt (other than Debt incurred pursuant to the Second Lien Loan Documents), except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) the Debt incurred pursuant to the Second Lien Loan Documents (other than with the proceeds of any Refinancing Debt related thereto), except to the extent permitted by the Intercreditor Agreement, any mandatory payments to reduce the Second Lien Obligations under the Second Lien Loan Documents required as a mandatory prepayment thereof and as specifically required under

Section 5.4.4(b) of the Second Lien Loan Agreement as in effect on the Third Amendment Effective Date, and any voluntary prepayment of the Second Lien Obligations made on or prior to the Conversion Date (as defined in the Second Lien Loan Agreement) in an aggregate amount not to exceed $5,000,000; provided, however, that the Borrowers may incur Refinancing Debt and use the proceeds thereof to repay the Subordinated Debt in full.

10.2.9 Fundamental Changes. (a) Combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; except, (i) any wholly-owned Subsidiary of any Obligor (other than any Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of any Obligor (other than any Borrower), (ii) any Borrower may merge with and into or consolidate with any other Borrower and any Guarantor may merge with and into or consolidate with a Borrower or any other Guarantor; provided that in any merger involving a Borrower and a Guarantor, such Borrower shall be the continuing or surviving Person, (iii) mergers or consolidations of any Person with or into Borrower or any Subsidiary if the acquisition of the Equity Interest in such Person by Borrower or such Subsidiary would have been permitted pursuant to Section 10.2.5 (so long as (x) in the case of a merger or consolidation involving a Borrower, a Borrower shall be the continuing or surviving Person, (y) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of Section 10.1.9 and there is compliance with all financial covenants in Section 10.3 on a Pro Forma Basis, and (z) no Event of Default shall have occurred and be continuing after giving effect thereto), (iv) mergers, combinations, or consolidations of any Subsidiary with any Person to consummate a Permitted Asset Disposition with respect to the Equity Interests of such Subsidiary concurrently with such consummation, (v) [reserved], or (vi) any CFC or CFC Holding Company that is not an Obligor may merge into any CFC or CFC Holding Company that is not an Obligor, (b) for any Obligor, without providing thirty (30) days’ prior written notice to Agent of the same, change its (i) tax, charter or other organizational identification number, (ii) name, or (iii) form or state of organization; provided that at all times each Obligor shall maintain its state of organization in the United States.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares or Equity Interests issued to an Obligor; provided, that, any such Equity Interest issued to an Obligor shall be promptly pledged by such Obligor to Agent and Secured Parties in accordance with the Loan Documents.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner materially adverse to Agent and the Lenders. For the avoidance of doubt, any amendment, modification or change to (a) bylaws which permits or mandates that shares of stock be represented by certificates or (b) any operating agreement or limited liability company agreement which causes any membership interest or equity interest to be or become a security within the meaning of, or to be governed by, Article 8 of the UCC or to be certificated will be materially adverse to Agent and the Lenders, unless any such certificated equity interest has been delivered to Agent together with an undated transfer power covering such certificated equity interest duly executed in blank by the holder of such certificated equity interest.

10.2.12 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year (other than, within the first fifteen (15) months after the date hereof, to December 31).

10.2.13 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (and renewals, amendments and replacements thereof that are not otherwise prohibited by this Agreement); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) a Restrictive Agreement relating to Subordinated Debt permitted hereunder (and renewals, amendments and replacements thereof that are not otherwise prohibited by this Agreement), (d) constituting customary restrictions on assignment in leases, Licenses and other contracts, or (e) customary provisions in purchase and sale agreements to be executed by Obligors in connection with a Permitted Asset Disposition.

10.2.14 Hedging Agreements. Enter into any Hedging Agreement, except as required under this Agreement or to hedge risks arising in the Ordinary Course of Business and not for speculative purposes without the prior written consent of the Agent.

10.2.15 Conduct of Business. In the case of the Obligors, engage in any line of business substantially different from the business as conducted by the Obligors on the Closing Date and any business reasonably related, ancillary or complementary to the business in which any Obligor is engaged on the date hereof.

10.2.16 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate of an Obligor, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation and employee benefit arrangements to directors, officers and employees for services actually rendered, and payment of reasonable fees, out-of-pocket and documented costs and indemnities paid for the benefit of directors, officers or employees of Intermediate Holdco or any of its Subsidiaries; (c) transactions solely among Obligors; (d) transactions with Affiliates that were consummated prior to the Closing Date, as set forth on Schedule 10.2.16; (e) reimbursement of reasonable out-of-pocket and documented costs and expenses (but not fees) of the Equity Sponsor not to exceed $200,000 in the aggregate in any Fiscal Year, (f) advances for commissions, reasonable out-of-pocket and documented travel expenses and other similar purposes in the Ordinary Course of Business to directors, officers and employees, and (g) transactions with Affiliates whether or not in the Ordinary Course of Business, upon fair and reasonable terms not less substantially favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.17 Anti-Corruption Laws. Request any Borrowing or Letter of Credit, use, (or allow its Subsidiaries and its or their respective directors, officers, employees and agents to use), the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.2.18 Amendments to Subordinated Debt or Second Lien Loan Documents. Amend, supplement or otherwise modify (a) the Second Lien Loan Documents in any manner not permitted by the Intercreditor Agreement or resulting in the Obligations not constituting permitted debt under the Second Lien Loan Agreement, or otherwise not being fully benefited by the subordination provisions thereof, or (b) any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt (other than as a result of capitalization of interest, fees or expenses or with respect to intercompany debt), or increases any required payment of principal or interest (other than payment-in-kind interest); (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions (other than in connection with a Change of Control so long as such Subordinated Debt is not paid until Full Payment of all outstanding Obligations); (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate (other than as a result of the implementation of payment in kind default interest or with respect to intercompany debt); (v) increases or adds any material fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower or Subsidiary or Lenders; provided that if covenants in this Agreement are amended or modified, then covenants in the Subordinated Debt documents, instruments and agreements can be amended or modified for the purpose of maintaining the relative difference between covenants in this Agreements and such Subordinated Debt documents, instruments and agreements; or (vii) results in the Obligations not constituting permitted debt under the Subordinated Debt documents, or otherwise not being fully benefited by the subordination provisions thereof.

10.3 Financial Covenants. Until Full Payment of the Obligations, Borrower Agent and its Subsidiaries on a consolidated basis shall maintain as of the date of determination (and to be certified by a Senior Officer of Borrower Agent in the Compliance Certificate provided in accordance with Section 10.1.2(c)):

10.3.1 Debt to Net Worth. Commencing on October 31, 2016, maintain a Debt to Net Worth Ratio of not greater than 1.50:1.00 measured at the end of each Fiscal Quarter.

10.3.2 Minimum Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.25:1.00 measured at the end of each Fiscal Quarter for the four consecutive Fiscal Quarters then ended.

10.3.3 Curative Equity.

(a) Subject to the limitations set forth in clause (d) below, any holder of Equity Interests of any Borrower or any direct or indirect parent of the Borrower Agent shall have the right to cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenants set forth in Sections 10.3.1 and 10.3.2 (the “Specified Financial Covenants”) if Borrowers receive the cash proceeds of an investment of Curative Equity within ten (10) Business Days after the date on which the financial statements referred to in Sections 10.1.2(a) and (c) are required to be delivered in respect of such fiscal period for which such financial covenant is being measured in accordance with Section 10.1.2.

(b) Borrower Agent shall promptly notify Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the same to the payment of first to Term Loan One and Term Loan Two (on a pro rata basis to all remaining installments based upon the respective amounts thereof), second to the Capital Expenditure Loans (on a pro rata basis to all remaining installments based upon the respective amounts thereof), third to the Revolver Loans (without reduction of the Revolver Commitment), fourth to Cash Collateralize outstanding Letters of Credit, and finally to other Obligations).

(c) Upon delivery of a certificate by Borrower Agent to Agent as to the amount of the proceeds of such Curative Equity and that such amount has been applied to the Obligations in accordance with clause (b) above, then such Curative Equity shall be treated on a dollar-for-dollar basis as EBITDA or Net Worth, as applicable, of the Borrowers for such Fiscal Quarter any Event of Default has occurred and is continuing from a breach of any of the Specified Financial Covenants and for the three subsequent Fiscal Quarters with no further action required by the Required Lenders. Prior to the date of the delivery of a certificate conforming to the requirements of this Section, any Event of Default that has occurred as a result of a breach of any of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional loans or otherwise extend additional credit hereunder. In the event Borrower Agent does not cure all financial covenant violations as provided in this Section 10.3.3, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(d) Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Borrowers’ rights under this Section 10.3.3 may be exercised not more than five times during the term of this Agreement; (ii) in each trailing four Fiscal Quarter Period there shall be at least two Fiscal Quarters in respect of which no Curative Equity is made, (iii) the amount of any Curative Equity shall not exceed the amount required to cause Borrowers to be in compliance with such financial covenants and the amount of all such Curative Equity shall not exceed $30,000,000 in the aggregate during the term of this Agreement, (iv) any Curative Equity will be disregarded for purposes of determining the availability of any baskets, pricing or other items governed by reference to EBITDA contained in the loan documentation, and (v) no reduction in indebtedness with the proceeds of any Curative Equity shall be considered for purposes of recalculating compliance with the financial covenants for the initial quarter during such period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay (i) the principal amount of any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any of the other Obligations when due and such failure continues for three (3) Business Days;

(b) Any representation or warranty of an Obligor made in writing in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Sections 6.4, 7.2, 7.3, 7.4, 8.1, 8.6.2, 10.1.1, 10.1.2, 10.1.3(d), 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant (not specified in clause (c) above) contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien on the Collateral granted to Agent having a fair market value, individually or in the aggregate, in excess of $250,000; or any material provision of a Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs (after giving effect to any applicable grace period thereunder) under (i) any Hedging Agreement in excess of $500,000 resulting in an early termination event or equivalent event, or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound relating to any Debt (other than the Obligations) in excess of $500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $500,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, unless such judgment is discharged or satisfied in full, in each case within sixty (60) days;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance, fair market value, exceeds $10,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business which has or could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time; any Collateral or Property of an Obligor is taken or impaired through condemnation which has or could reasonably be expected to have a Material Adverse Effect; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (except as permitted by Section 10.2.9); the Obligors on a consolidated basis cease to be Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case, where such event could reasonably be expected to have a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony involving fraud or other financial matters committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) If there is an “Event of Default” under and as defined in the Second Lien Loan Documents; or

(n) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable (other than indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its reasonable discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license following the occurrence and during the continuance of an Event of Default (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral to the extent necessary or appropriate in order to sell, lease, dispose or otherwise manage in a commercially reasonable manner any of the Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of the West as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents; Applicable Law or otherwise; and (f) appoint any Lender as a Documentation Agent or Co-Documentation Agent. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Account or Inventory constitutes an Eligible Account or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Borrower Materials.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release (and Agent shall release) any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.2.4 Intercreditor Agreements. Secured Parties authorize Agent to enter into the Intercreditor Agreement and any subordination agreement in respect of other Subordinated Debt, and, with the consent of Required Lenders, any amendments, supplements or waivers to any of the foregoing.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

12.6 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE; PROVIDED, THAT ANY CLAIM AGAINST (I) AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT), AND (II) AN ISSUING BANK INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ISSUING BANK (IN THE CAPACITY OF ISSUING BANK); PROVIDED FURTHER, THAT IN NO EVENT SHALL ANY LENDER HAVE ANY OBLIGATION HEREUNDER TO INDEMNIFY OR HOLD HARMLESS AN AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE WITH RESPECT TO A CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including reasonable attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share to the extent not reimbursed by Obligors.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Designation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right, in consultation with Borrower Agent, to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation, the retiring Agent may appoint a successor agent that is a financial institution acceptable to it and that meets the qualifications set forth above, which shall be a Lender unless no Lender accepts the role; provided that in no event shall any such successor Agent be a Defaulting Lender. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of the West by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Los Angeles time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Los Angeles time) on such day, and if request is made after 11:00 a.m. (Los Angeles time), then payment shall be made by 11:00 a.m. (Los Angeles time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Adjusted Base Rate Revolver Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s pro rata share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, Bank of the West shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of the West in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Joint Lead Arrangers, Joint Book Runners, Syndication Agent, Documentation Agent, and Co-Documentation Agents. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, Documentation Agent, and Co-Documentation Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swingline Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, Documentation Agent, and Co-Documentation Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Obligor. Each Lender, Agent, Swingline Lender, Issuing Bank, and each Obligor acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, Documentation Agent, and Co-Documentation Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, Documentation Agent, and Co-Documentation Agents, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.7 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14 No Third Party Beneficiaries. This Section 12 (except with respect to Borrowers’ rights under Section 12.8) is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and permitted assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10 unless Borrowers agree otherwise in writing. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Revolver Termination Date or the Term Loan One Maturity Date or the Term Loan Two Maturity Date or the Capital Expenditure Loan Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor (except in a Permitted Asset Disposition of such Borrower or Guarantor) or substantially all Collateral.

13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its reasonable discretion) and integral multiples of $5,000,000 in excess of those amounts; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its reasonable discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank or any central bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, and subject to recording of the assignment in the Register, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.11 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender. Notwithstanding anything to the contrary herein, entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each lender recorded in such register as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the register for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) makes a claim for payments under Section 3.7 or 5.10, or (c) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrowers (at their sole expense and effort, upon notice to such Lender and the Agent and so long as no Event of Default has occurred and is continuing) may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice provided that at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that:

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.4 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each Lender directly affected thereby, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay a scheduled payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date, Term Loan One Maturity Date, Term Loan Two Maturity Date, or the Capital Expenditure Loan Maturity Date, applicable to such Lender’s Obligations; (iv) amend the definitions of Pro Rata Capital Expenditure Loan, Pro Rata Revolver, Pro Rata Term Loan One or Pro Rata Term Loan Two; or (v) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 3.1.1(b)) or any fee payable hereunder (ii) alter Section 5.7.2, 7.1 (except to add Collateral), 12.5 or 14.1.1; (iii) release all or substantially all Collateral; (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations, (v) contractually subordinate any of Agent’s Liens, or (vi) amend the definitions of Pro Rata, Required Lenders or Supermajority Lenders;

(e) without the prior written consent of Supermajority Lenders, no modification shall be effective that would (i) amend the definition of Borrowing Base (or any defined term used in such definition) to the extent the effect of such amendment would be to increase Availability; or (ii) increase any advance rate; and

(f) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.7.2.

14.1.2 Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS HEREIN DEFINED) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided however, that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent that such Claim (x) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s affiliates and its and their respective officers, directors, employees, advisors and agents or the material breach by a Lender of its obligations under the Loan Documents and such breach resulted in such claim; (y) arises out of, or in connection with, any Claim, litigation, investigation or proceeding that does not involve an act or omission by Equity Sponsor,

Intermediate Holdco, the Borrowers or any of its or their respective affiliates and that is brought by any such indemnified person against any other indemnified person (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loans unless such claim would otherwise be excluded pursuant to clause (x) above) and (z) settlements effected without Borrower Agent’s prior written consent (not to be unreasonably withheld or delayed), but no consent of Borrowers shall be required if an Event of Default has occurred and is continuing, provided that, Borrowers shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by Borrowers to such Indemnitee to the extent any of the foregoing items in clause (x) through (z) above occurs. The foregoing shall be limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and if necessary, one local counsel in any relevant jurisdiction (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole, and if reasonably necessary, one local counsel in any relevant jurisdiction), in each case, excluding allocated costs of in-house counsel, arising out of or relating to this Agreement, the Borrowers’ use or proposed use of proceeds of the Loans or the commitments and any other transactions connected therewith. This Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.5, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on Schedule 14.3.1, and to any other Person at its address shown on Schedule 14.3.1 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.4, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.5. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to ~~any~~certain of the Lenders (each, a “Public Lender”) who may have personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrowers, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.

The Borrower Agent hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (a) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower Agent shall be deemed to have authorized the Agent, the Lenders and the Issuing Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 14.12); (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (d) the Agent and the Joint Lead Arrangers shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information”.

14.3.4 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion, with two (2) Business Days’ prior written notice to Borrower Agent at any time when a Default exists, or at any time when an Event of Default has occurred and is continuing, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, with interest from the date incurred until paid in full, at the Default Rate applicable to Adjusted Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary or Affiliates relating to it or its business, other than any such information that is available to Agent or any Lender thereof on a non-confidential basis prior to disclosure by an Obligor or any of its Subsidiaries or Affiliates. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14 Consent to Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15 Waivers by Borrowers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH A BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT, ISSUING BANK OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF

ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT, ISSUING BANK AND LENDERS ENTERING INTO THIS AGREEMENT AND THAT THEY ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH BORROWERS. EACH BORROWER HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.16 Patriot Act Notice. Agent and Lenders subject to the Patriot Act hereby notify Borrowers, Agent and Lenders that they are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. In addition, if Agent or any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Obligors and (b) OFAC/PEP searches and customary individual background checks for the Obligors’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses hereunder for which the Borrowers shall be liable.

14.17 Acknowledgement and Consent to Bail-In of EEA Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

INTERMEDIATE HOLDCO:

MALLARD INTERMEDIATE, INC.

By:
Name:
Title:

BORROWERS:

MALLARD BUYER CORP.

By:
Name:
Title:

HERITAGE WINE, LLC

By:
Name:
Title:

CANVASBACK WINE COMPANY

By:
Name:
Title:

WATERFOWL WINE COMPANY

By:
Name:
Title:

HERITAGE VINEYARD COMPANY

By:
Name:
Title:

DUCKHORN WINE COMPANY

By:
Name:
Title:

AGENT AND LENDERS:

BANK OF THE WEST, as Agent and Lender

By:
Name:
Title:

[________________],
as Lender

By:
Name:
Title: